Exhibit 10.1
DATED 29 October 2010
THE RUSSIAN CORPORATION OF NANOTECHNOLOGIES
and
IPG LASER GMBH
and
IPG PHOTONICS CORPORATION
and
“IRE-POLUS” LTD.

INVESTMENT AGREEMENT

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION	4
2. SUBJECT MATTER OF THE AGREEMENT	13
3. PROJECT FINANCING	13
4. CONDITIONS AND FURTHER CONDITIONS	17
5. PRE-COMPLETION OBLIGATIONS	19
6. COMPLETION	20
7. THE BUSINESS	24
8. CORPORATE GOVERNANCE	27
9. WARRANTIES	32
10. TRANSFER OF SHARES	35
11. PURCHASE OF SHARES IN IPG PHOTONICS	37
12. NON-SOLICITATION	37
13. DISTRIBUTION AND PRODUCTION CHANGES	37
14. TERM AND TERMINATION	38
15. CONFIDENTIALITY AND ANNOUNCEMENTS	39
16. NOTICES	40
17. GOVERNING LAW AND DISPUTE RESOLUTION	41
18. MISCELLANEOUS	41

SCHEDULES

SCHEDULE 1 KEY ASSETS	45
SCHEDULE 2 RELATED PARTIES	46

DATE: 29 October 2010
PARTIES:
(1)	The Russian Corporation of Nanotechnologies, a legal entity incorporated and existing under the laws of the Russian Federation with Main State Registration Number 1077799020452 and having its registered office at 12a Nametkina Street, Moscow, 117420, Russia (the “Corporation”);

(2)	IPG Laser GmbH, a legal entity organized and existing under the laws of Germany with the registration number HR B 4466 and having its registered address at Siemensstrasse 7, D-57299 Burbach, Germany (“IPG”);

(3)	IPG Photonics Corporation a legal entity organized and existing under the laws of Delaware, USA with the registration file number 2972875 and having its registered address at 50 Old Webster Road, Oxford, MA 01540, USA (“IPG Photonics”); and

(4)	Limited Liability Company “Scientific and Technical Association “IRE-Polus”, a legal entity organized and existing under the laws of the Russian Federation with the Main State Registration Number 1025007069493 and having its registered address at Russia, 141190, Moscow Region, Fryazino city, pl. Akademika Vvedenskogo, 1 (the “Company”).
RECITALS:
(A)	The Corporation is a nonprofit organization — state corporation organized by the Russian Federation and operating pursuant to the Federal Law No.139-FZ of 19 July 2007 “On Russian Corporation of Nanotechnologies” and other applicable legislation to assist the implementation of state policy in the sphere of nanotechnologies, development of innovation infrastructure in the sphere of nanotechnologies and implementation of prospective nanotechnologies and nano-industry projects.

(B)	The parties to this Agreement are willing to implement an investment project for the accelerated development of manufacturing, assembling and distribution of advanced fiber lasers and telecommunication equipment in the Russian Federation and the CIS countries as set forth in this Agreement (the “Project”).

(C)	For the purposes of implementing the Project, the Corporation intends to invest into the Company by way of equity investment on the terms of this Agreement, and IPG and IPG Photonics intend to license rights for selected intellectual property on the terms set out in the License Agreement (as defined below).

(D)	Each of the parties enters into this Agreement in consideration of each of the other parties entering into this Agreement and accepting the terms, undertakings and covenants contained herein.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1.	Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

“Accounts” means (i) in relation to the Company the Russian statutory accounts, including balance sheet, cash flow statement and profits and loss / income statement and all attachments, notes, reports and statements thereto required by law or RAS, and (ii) in relation to IPG and IPG Photonics, the IFRS or GAAP accounts (balance sheet, cash flow statement, profit and loss statement);

“Additional Share 1” has the meaning given to that term in clause 3.2(b)(i);

“Additional Share 2” has the meaning given to that term in clause 3.2(b)(ii);

“Additional Share 3” has the meaning given to that term in clause 3.2(b)(iii);

“Additional Shares” means Additional Share 1, Additional Share 2 and Additional Share 3;

“Agreement” means this agreement;

“Annual Report” means the annual report of the Company in respect of a Financial Year that has to be prepared and approved at an annual General Meeting in accordance with Russian legislation;

“Associated Person” means, in relation to each party, such party and any member of its Group;

“Board” means the board of directors of the Company from time to time;

“Business” means the Company’s business of manufacturing, assembling and distribution by the Company of advanced fiber laser equipment and telecommunication equipment in the Russian Federation and the CIS countries;

“Business Day” means a day on which banks are generally open for the conduct of normal banking business (other than a Saturday, a Sunday or public holidays) in both Moscow, the Russian Federation and Boston, Massachusetts, USA;

“Business Plan” means the 5-year business plan of the Company in relation to the implementation of the Project which includes the Investment Use of Proceeds Budget in the form attached as Schedule 9 to this Agreement;

“Call Option” means the call option granted by the Corporation to IPG Photonics in respect of the Corporation’s Share pursuant to the Option Agreement;

“Charter” means the charter of the Company as approved by the General Meeting from time to time substantially in the form attached at Schedule 10;

“CIS” means the Community of Independent States formed under the Treaty Creating the Commonwealth of Independent States dated December 8, 1991 (as amended from time to time);

“Completion” means completion of the matters set out in clause 6.2;

“Completion Date” means the date on which Completion occurs in accordance with clause 6;

“Compensation” has the meaning given to that term in the Option Agreement;

“Conditions” has the meaning given to that term in clause 4.1;

“Control” means:
(i)	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:
(a)	by means of the holding of shares, or the exercise of voting power, in or in relation to that or any other body corporate, or

(b)	by virtue of any powers conferred by the constitutional or corporate documents regulating that or any other body corporate, or any other agreement, arrangement or understanding (whether written or unwritten),
(and a “Change of Control”, in relation to that body corporate, occurs if a person who Controls it ceases to do so or if another person acquires Control of it);

(ii)	in relation to an individual, the power of a person to secure that such individual acts in accordance with the wishes of that person or otherwise influence the actions of that individual (whether such power or influence is exerted by virtue of any agreement, arrangement or understanding (whether written or unwritten), monetary or nonmonetary compensation or penalty or otherwise);
“Confidential Information” means know how, trade secrets and other information of a confidential nature (including all proprietary technical, industrial and commercial information and techniques in whatever form (including computer disks or tapes) that information may be recorded or stored);

“Corporation Conditions Certificate” means a letter from the Corporation to IPG and IPG Photonics confirming the fulfillment of the Conditions listed in clauses 4.1(b) and 4.1(m), to the extent applicable to the Corporation;

“Deadlock” has the meaning set forth in Schedule 8 hereof;

“Director” means a member of the Board from time to time;

“Disclosed” means accurately and fairly disclosed in the Disclosure Letter and/or in the Disclosure Update, as the case may be, with sufficient particularity to enable a reasonable assessment of the impact on the Company of the fact matter or circumstance disclosed and “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the agreed form letter to be executed on the same date as this agreement from the Company to the Corporation making general and specific Disclosures against the Warranties;

“Disclosure Update” means a letter from the Company and/or IPG Photonics, as the case may be, to the Corporation, given after the date of this Agreement but no later than on the Completion Date, containing details of any event, matter or circumstance (which event, matter or circumstance shall have occurred or arisen and become known to the Company and/or IPG Photonics after the date hereof) which renders any of the Warranties untrue or inaccurate;

“Disclosing party” has the meaning given to that term in clause 15.1(a);

“Dispose” includes to transfer whether for consideration or otherwise, sell, assign, convey, dispose of Shares or grant any option over the Shares and “Disposal” and “Disposed” shall be construed accordingly;

“Distribution Agreement” means the distribution agreement between IPG Photonics and IPG and the Company pursuant to which IPG Photonics and IPG appoint the Company as their exclusive distributor in the CIS to resell any components or devices made by them to customers in the CIS;

“Encumbrance” means any mortgage, blocking order, arrest, order preventing the sale of any assets, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same and “Unencumbered” and “Encumber” shall be construed accordingly;

“FAS” means Federal Antimonopoly Service of the Russian Federation;

“FFMS” means the Federal Financial Markets Service of the Russian Federation;

“Fryazino Properties Purchase” means the sale and purchase of the following properties pursuant to the sale and purchase agreement between the Company (as the purchaser) and OOO “EvroTradeOpt” (as the seller): (i) land plot having cadastral number 50:44:030301:102 located at Moscow Region, Fryazino city, 2a Vokzalnaya Str; (ii) 4 buildings located at the same land plot with the following identification numbers 50-50-44/011/2007-093, 50-50-44/011/2007-092, 50-50-44/012/2007-394, and 50-50-44/011/2007-094; and (iii) two railroad ways located at the same landplot.

“Fully Diluted” means that for the purposes of calculating the percentage of Shares and/or charter capital of the Company all the option rights, subscription rights or any other specific rights convertible into any Shares, as outstanding from time to time, shall be considered as having been exercised and the corresponding number of Shares shall be deemed acquired by the relevant party at the time when such calculation is being made. For the avoidance of doubt, the Put Option, the Call Option and rights of the Corporation to acquire Additional Shares as envisaged by Clause 3.2(b) hereto shall not be included in this definition;

“Further Conditions” means the conditions specified in clause 4.6;

“GAAP” means accounting principles generally accepted in the United States of America (as amended from time to time).

“General Director” means the general director of the Company from time to time;

“General Meeting” means a general meeting of participants of the Company;

“Group” in relation to any party means the group of entities comprising such party, any parent companies from time to time of such party and any subsidiaries from time to time of such party;

“IFRS” means International Financial Reporting Standards adopted by the International Accounting Standards Board (as amended from time to time);

“Indebtedness” means, in respect of any company, person or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, promissory note, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to RAS or IFRS/GAAP accordingly), together with all accrued interest on such amounts and any redemption fee, penalty, termination fee, premium, expenses or otherwise which the lender is entitled to charge in connection with the repayment or termination of the relevant facility of any of the above;

“Indemnification Agreement” means the indemnification agreement with respect to certain loan indebtedness of the Company towards Deutsche Bank AG to be entered into between IPG Photonics and the Corporation subject to the terms of Section 6.7 of this Agreement;

“Intellectual Property” means all inventions, utility models, designs, copyrighted materials, databases, software, trade and service marks (both registered and unregistered) including extensions and improvements of the same, and all other intellectual and industrial property including but not limited to know-how, all similar or analogous property throughout the world (but specifically excluding formulating, manufacturing and processing of semiconductor diodes now performed solely by IPG Photonics but not by the Company), in each case for the full term of the relevant right which are owned by or controlled by IPG Photonics and / or IPG and/or the Company;

“Initial Investment” has the meaning given to that term in clause 3.2(a);

“Initial Share” means a Share comprising 12.50% (twelve point five) per cent. of the Charter capital of the Company calculated post Initial Investment on the Fully Diluted basis to be acquired by the Corporation at Completion in exchange for the Initial Investment having a nominal value of RUR 5,830.90;

“Internal Documents” means the Statute of the Board of Directors, the Statute of the General Meeting of Participants and the Statute of the General Director;

“Investment” means the overall amount to be invested by the Corporation in a form of equity contribution to the Company referred to in clause 3.2;

“Investment Use of Proceeds Budget” means the document being an integral part of the Business Plan to be approved by the Board for 5 (five) consequent years following the Completion Date and submitted to the bank maintaining the Special Bank Account which contains estimation of the expenditures by the Company from the Investment approved by the Board;

“IPG Conditions Certificate” means a letter from the Company, IPG and IPG Photonics to the Corporation confirming the fulfillment of the Conditions listed in clauses 4.1(a), 4.1(c), 4.1(d), 4.1(e), and 4.1(m), to the extent applicable to each of them;

“IPG Distribution Agreement” means a distribution agreement to be entered prior to Completion between each of IPG, IPG Photonics and the Company, which shall provide for the distribution of products manufactured by the Company outside of the CIS exclusively by IPG, IPG Photonics and the Related Parties;

“Key Assets” means the Intellectual Property and other assets of the Company listed in Schedule 1 to this Agreement;

“LLC Law” means Federal Law No. 14-FZ dated 08 February 1998 ‘On Limited Liability Companies’ (as amended);

“Lender” has the meaning given to that term in clause 6.7(b);

“License Agreement” means a license agreement to be entered into between IPG, IPG Photonics and the Company with respect to the selected Intellectual Property substantially in the form attached at Schedule 11;

“Licensed Rights” means rights licensed under the License Agreement(s) in relation to selected Intellectual Property listed in the License Agreement;

“Long Stop Date” means the 45th day after the date of this Agreement;

“Losses” includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including Tax), disbursements or other liabilities in any case of any nature whatsoever;

“Material Adverse Change” means an event, condition or change which materially and adversely affects the value attributable to the Business, assets or financial position of the Company by an amount in excess of $1,000,000.00 (one million) USD or its equivalent in RUR calculated by reference to the exchange rate provision set out in clause 18.2, including, without limitation, insolvency, bankruptcy or the termination of the Business as a whole;

“Monitoring Regulations” means the Regulations on Procedure for the Company’s Investment Assets Expenditure, attached as Schedule 7 to this Agreement;

“Option Agreement” means the put and call option agreement in the agreed form with respect to the Shares held from time to time by the Corporation to be entered into between IPG Photonics and the Corporation at Completion;

“Ordinary course of business” means usual transactions, customs and practices by the Company. This shall include but not be limited to buying and selling components, equipment, products and materials related to the Business;

“Participants” means the participants of the Company from time to time (an a “Participant” shall mean either one of them);

“Participants’ Agreement” means the agreement between the Participants of the Company as described in clause 8.6 of this Agreement;

“Product” means advanced fiber lasers and telecommunication equipment as currently produced/assembled by the Company and authorized by IPG and IPG Photonics;

“Project” has the meaning given to that term in Recital (B);

“Project Documents” means this Agreement and any document executed under or in connection with this Agreement and specified in Schedule 4 to this Agreement;

“Put Option” means the put option granted by IPG Photonics to the Corporation in respect of the Corporation’s Share pursuant to the Option Agreement;

“RAS” means, in relation to any accounts or any balance sheet or profit and loss account of the Company, Russian Accounting Standards in force on the relevant accounting date or the date of such balance sheet or profit and loss account (as applicable);

“Receiving party” has the meaning given to that term in clause 15.1(a);

“Recipient” has the meaning given to that term in clause 15.1(c);

“Related Parties” means legal entities listed in Schedule 2 to this Agreement;

“Reorganization” means reorganization of the Corporation in the form of a transformation into an open joint stock company pursuant to Federal Law No. 211-FZ “On the Reorganization of the Russian Corporation of Nanotechnologies” dated July 27, 2010 (as amended);

“Restricted Dividend Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the period ending on the 5th (fifth) anniversary of the Completion Date; or (b) the exercise of the Put Option or the Call Option under the Option Agreement pursuant to which in each case the entire Share held by the Corporation is sold;

“Restricted Transfer Period” means the period starting from the date of this Agreement until the expiration of 36 (thirty six) months from the Completion Date, during which the Participants agree not to transfer the Shares to any third parties without prior consent of the other Participants;

“ROFO Notice” has the meaning given to that term in clause 10.1(b);

“ROFO Share” has the meaning given to that term in clause 10.1(b);

“Share” means a participation share in the charter capital of the Company from time to time;

“Special Bank Account” means the bank account of the Company to be opened in a neutral international Swiss, Italian, Austrian, German or British bank with a Moscow branch accredited by the Corporation pursuant to clause 7.2(a);

“Statute of the Board of Directors” means the internal document regulating the procedures of the Board approved by the General Meeting substantially in the form attached at Schedule 6;

“Statute of the General Meeting” means the internal document regulating the procedures of the General Meeting approved by the General Meeting substantially in the form attached at Schedule 12;

“Statute of the General Director” means the internal document regulating activities of the General Director substantially in the form attached at Schedule 13;

“Supply Agreement” means the supply agreement between IPG Photonics, IPG and the Company pursuant to which IPG Photonics and IPG supplies components to the Company, and the Company supplies components to IPG Photonics and IPG;

“Tax” means all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed, assessed or enforced by any local, municipal, governmental, state, federal or other body or authority in the Russian Federation or elsewhere, in all cases being in the nature of taxation, and any interest, penalty, surcharge or fine in connection therewith;

“Tax Authority” means any Tax authority or other authority competent to impose, collect under, assess or enforce any liability to Tax whether in the Russian Federation or elsewhere;

“Third Party Claim” has the meaning given to that term in clause 9.4(b);

“Unified State Register of Legal Entities” means the Unified State Register of Legal Entities (in Russian ) of the Russian Federation;

“Warranties” means the warranties given by the Company and IPG Photonics pursuant to clauses 9.1(a) and 9.1(b) and Schedule 3 and Warranty means any one of them.

1.2.	Recitals, schedules, etc.

References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this Agreement.

1.3.	Meaning of references

Save where specifically required or indicated otherwise:
(a)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)	references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)	references to a party or parties, shall mean a party or the parties to this Agreement, unless specified otherwise;

(d)	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(e)	references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(f)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(g)	references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance;

(h)	references to times of the day are to that time in Moscow, the Russian Federation, and references to a day are to a period of 24 hours running from midnight;

(i)	references to “dollar” or “USD” are to the lawful currency of the United States of America as at the date of this Agreement;

(j)	references to “ruble” or “RUR” are to the lawful currency of the Russian Federation as at the date of this Agreement.
1.4.	Headings

Clause and clause headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.5.	Agreed form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the relevant parties prior to the Completion and signed or initialed for identification purposes only by or on behalf of the parties (in each case with such amendments as may be agreed by or on behalf of all of the parties).

2.	SUBJECT MATTER OF THE AGREEMENT

2.1.	General
(a)	This Agreement shall regulate the implementation and financing of the Project by the parties.

(b)	Each of the parties undertakes, subject to clause 7.1, to use its respective reasonable endeavors to achieve the goals of the Project set forth in the Business Plan by the Company, but in no case shall this undertaking be, expressly or implicitly (or amount to), a guarantee by any party that the Business Plan objectives will be achieved in part or in whole.
2.2.	Project

The Project shall be implemented in accordance with the Business Plan. The estimated term for the Project implementation is 5 (five) years following the Completion Date.

3.	PROJECT FINANCING

3.1.	General

Subject to clause 4, the total financing of the Project to be provided by the Corporation in a form of contributions to the charter capital of the Company pursuant to clause 3.2 shall be a RUR equivalent of US$50,000,000 (fifty million US Dollars), calculated by reference to the exchange rate provision set out in clause 18.2.

3.2.	Corporation Financing
(a)	Initial investment by the Corporation

Subject to the fulfillment or waiver of the Conditions, at Completion the Corporation shall acquire the Initial Share in exchange for a cash contribution in the amount of RUR equivalent of US$25,000,000 (twenty five million US Dollars) (“Initial Investment”) calculated by reference to the exchange rate provision set out in clause 18.2. Subject to the terms of this Agreement, at Completion the Company will perform all such acts and will execute and file all such documents as are required in order to vest in the Corporation full good and valid title to the Initial Share free from any Encumbrance as envisaged by this Agreement (including, without limitation, ensuring that all corresponding changes are made to the Charter and the list of Participants).

After the Initial Share is acquired and paid for by the Corporation, the structure of the charter capital of the Company will be as follows:

		Par Value of the Share
Participant	Per Cent of Share Capital	(RUR)
IPG	87.41%	40,775.51
Corporation	12.50%	5,830.90
IPG Photonics	0.09%	40.82

(b)	Subsequent investment by the Corporation

Subject to the fulfillment or waiver of the relevant Further Condition, as described in clause 4.6, the Corporation shall be entitled but not obliged to acquire further Shares in exchange for cash contribution(s) to the charter capital of the Company of up to the RUR equivalent of US$25,000,000 (twenty five million US Dollars), calculated by reference to the exchange rate provision set out in clause 18.2, as set forth below:
(i)	subject to the fulfillment of the Further Condition in clause 4.6(a) the Corporation shall have the right to purchase an additional 5 (five) per cent. Share (“Additional Share 1”) in consideration of the RUR equivalent of US$10,000,000 (ten million US Dollars), calculated by reference to the exchange rate provision set out in clause 18.2, made as a charter capital contribution. Unless the Corporation has exercised its right to acquire Additional Share 1 in accordance with this Agreement, such right of the Corporation shall expire on the 91st day after the date when a written notice has been given by the Company that the Further Condition in clause 4.6(a) has been fulfilled;

(ii)	upon the fulfillment of the Further Condition in clause 4.6(b) the Corporation shall have the right to purchase an additional 5 (five) per cent. Share (“Additional Share 2”) in consideration of the RUR equivalent of US$10,000,000 (ten million US Dollars), calculated by reference to the exchange rate provision set out in clause 18.2, made as a charter capital contribution. Unless the Corporation has exercised its right to acquire Additional Share 2 in accordance with this Agreement, such rights shall expire on the 91st day after the date when a written notice has been given by the Company that the Further Condition in clause 4.6(b) has been fulfilled;

(iii)	upon the fulfillment of the Further Condition in clause 4.6(c) the Corporation shall have the right to purchase an additional 2.51 (two point fifty one) per cent. Share (“Additional Share 3”) in consideration of US$5,000,000 (five million US Dollars), calculated by reference to the exchange rate provision set out in clause 18.2, made as a charter capital contribution. Unless the Corporation has exercised its right to acquire Additional Share 3 in accordance with this Agreement , such rights shall expire on the 91st day after the date when a written notice has been given by the Company that the Further Condition in clause 4.6(c) has been fulfilled, provided always that each of the rights in clauses 3.2(b)(i) to 3.2(b)(iii) shall be separate and cannot be exercised more than once and provided that the Corporation is entitled to purchase the Additional Share 1 and/or Additional Share 2 and/or Additional Share 3 sequentially as set forth in clauses 3.2(b)(i) to 3.2(b)(iii) or in any sequence thereof provided that the corresponding Further Conditions are fulfilled.

(c)	The percentage of Shares specified in clauses 3.2(b)(i) to 3.2(b)(iii) are given and shall be calculated for any purposes on the post-investment Fully Diluted basis at the time of the relevant investment in the Shares.

(d)	The rights of the Corporation under clause 3.2(b) shall not be transferable and shall terminate upon the earlier to occur of (i) the termination of this Agreement; (ii) the last day of the Restricted Dividend Period; or (iii) the Disposal by the Corporation of its Share in full (unless such Disposal arises by reason of the Reorganization).

(e)	In addition to the Initial Investment, the Corporation and its affiliates shall use their reasonable endeavors to support the Business of the Company as it may be permitted by applicable law. The details of such support shall be contemplated by the Business Plan and shall include assistance in negotiations with administrative and governmental entities (to the extent permitted by applicable laws) as well as assistance in the Company’s sales and marketing efforts).

(f)	Subject to the terms of this Agreement, on the exercise of the Corporation’s right to acquire an Additional Share, the Participants, including for that purpose the Corporation, shall pass all such resolutions as may be required under applicable law in order to increase the Company’s charter capital by way of transfer by the Corporation of the relevant amount indicated in 3.2(b)(i) and/or 3.2(b)(ii) and/or 3.2(b)(iii) in accordance with applicable law and the Company shall execute and file with the relevant authorities all such documents as may be required under applicable law in order to vest in the Corporation full good and valid title to the relevant Additional Share (including without limitation, ensuring that all corresponding changes are made to the Charter and the list of Participants) free from any Encumbrance.

(g)	The existing Participants waive all rights of pre-emption arising in respect of the Initial Investment and in respect of any and all subsequent investments for Additional Shares (if any such pre-emption rights arise now or in future due to the changes in applicable legislation or otherwise).
3.3.	Use of proceeds
(a)	All proceeds received by the Company from the Corporation pursuant to this Agreement and other Project Documents shall be applied solely to finance the Project in accordance with the Business Plan which shall be approved by the Board unanimously. In particular, the proceeds will be used for: equipment modernization; construction of new production facilities for the expansion of the laser and telecommunication systems; equipment and component production; development of sales infrastructure in CIS; research and development; acquisitions of related technologies; and working capital.

(b)	In the event the Company or any of its employees is in breach of this Agreement as regards the purpose and/or procedure for the use of proceeds, received by the Company from the Corporation in accordance with this Agreement, in the course of disbursing funds from the Special Bank Account or otherwise, the Company shall indemnify and keep the Corporation harmless against any and all penalties properly imposed on the Corporation and/or its employees as a direct result of the relevant breach by a competent law enforcement authority pursuant to a lawfully issued order, provided that the Company has been given a reasonable opportunity to participate in the relevant enforcement proceedings. The indemnity provided pursuant to this clause 3.3(b) shall terminate on the Corporation ceasing to be a Participant in the Company.
3.4.	Participants’ debt finance

The parties acknowledge that the Company may require further financing to fund its projected cash requirements and agree that the Company may, subject to this Agreement and other Project Documents, borrow additional sums from third parties on favorable terms generally available to similarly situated companies as to interest, repayment and security compatible with its needs, but shall not allow (i) any prospective lender the right to participate in the share capital of the Company or participate in the profits of the Company as a condition or term of any loan or advance; and/or (ii) any material restriction of the rights of the Corporation as a participant in the Company, provided that normal lender-borrower terms and provisions shall not be prohibited under this clause.

3.5.	Participants’ further equity finance

The parties acknowledge that the Company may require further equity financing from the Participants to fund its projected cash requirements and agree that IPG may request to initiate the Company’s charter capital increase procedure on the following basis:

(a)	subject to clause 3.5(f) and 3.5(g) the charter capital of the Company shall be increased by way of the Participants making additional cash contributions pro rata to their Shares pursuant to a relevant resolution of the General Meeting passed in accordance with the Charter;

(b)	subject to clause 3.5(f) and 3.5(g), the percentage of the Shares held by each Participant in the charter capital of the Company shall not change;

(c)	IPG shall give to the Corporation a written notice which shall specify:
(i)	the required amount of funds to be contributed to the charter capital of the Company in US$ and the ratio between the value of the additional contribution and the amount by which the nominal value of the Share held by each Participant shall be increased; and

(ii)	the purpose of use of proceeds by the Company (to be always compliant with the Business and the Business Plan);
(d)	the written notice specified in clause 3.5(c) above shall be received by the Corporation at least 2 (two) months prior to the General Meeting at which it is proposed to pass the resolution to increase the charter capital of the Company;

(e)	the term for the transferring of additional contributions to the charter capital by the Participants shall be 2 (two) months from the date of the resolution of the General Meeting to increase the charter capital of the Company;

(f)	always subject to 3.5(g) below, in the event that the Corporation does not transfer its contribution in full, or at all, within the term specified in clause 3.5(e), the Corporation’s Share shall be diluted (to the extent identified in (g) below), and the Corporation shall vote to approve the charter capital increase, redistribution of the Shares and the new version of the Charter reflecting the new amount of the share capital of the Company, at the relevant General Meeting. To the extent that the effective legislation or court or registration practices in the Russian Federation would or may view the increase of the charter capital, where additional contributions are not fully transferred by some of the Participants, as non-completed and ineffective, the Corporation shall, if so requested by IPG as soon as practicable but in any event within 5 (five) Business Days of such request participate in a General Meeting and vote for (i) the increase of the Company’s charter capital by way of additional contribution solely by IPG on the terms specified by IPG in the relevant application to the Company; (ii) the approval of the changes in the size of the Shares of other Participants as specified in clause 3.5(g); and (iii) the approval of the restated charter of the Company reflecting the new amount of the share capital of the Company;

(g)	the percentage of Share held by the Corporation after the dilution pursuant to clause 3.5(f) shall be calculated in accordance with the following formula:

SD% = 100%*(VRN/VEQ), where

‘SD%’ is the Share to be held by the Corporation after the dilution;

‘VRN ’ is the total amount of funds (expressed in USD) actually transferred by the Corporation to the Company pursuant to this Agreement as the share capital contribution(s) up to the date of the dilution;

‘VEQ’ is the equity value of the Company calculated as a sum of the initial valuation of the Company of US$200,000,000 and any subsequent contributions to the share capital of the Company made by the Participants, including any amount transferred by IPG and/or IPG Photonics pursuant to clause 3.5(f) (all expressed in USD);

(h)	if as a result of the increase of the charter capital of the Company the proportion of the Share owned by the Corporation falls below 10.01% (ten point zero one per cent.) of the Company’s charter capital, then the Corporation shall be entitled to exercise its Put Option and IPG Photonics shall be entitled to exercise its Call Option with respect to the entire Share owned by the Corporation , all as more specifically set out in the Option Agreement.

(i)	all additional contributions being made to the share capital of the Company pursuant to clause 3.5 shall be expressed in USD. To the extent a Participant shall transfer cash contribution in RUR, the rate of exchange to be used in converting the relevant USD amount into RUR shall be the official USD/RUR rate set by the Central Bank of the Russian Federation and prevailing on the date on which the relevant corporate decision of the General Meeting of the Company regarding the increase of the charter capital of the Company is made. Such rate shall be derived from the official website of the Central Bank of the Russian Federation.
4.	CONDITIONS AND FURTHER CONDITIONS

4.1.	Completion is conditional on the following matters (the “Conditions”) having been satisfied or waived:
(a)	there not having occurred a material breach of any of the Project Documents executed prior to Completion by any party (other than the Corporation) and all such Project Documents are executed and continuing to be in full force and effect;

(b)	there not having occurred a material breach of any of the Project Documents executed prior to Completion by the Corporation and all such Project Documents having been executed and continuing to be in full force and effect;

(c)	there not having occurred a Material Adverse Change between the date of this Agreement and Completion;

(d)	save as Disclosed, each of the Warranties being true and correct at Completion Date in all material respects;

(e)	all of the pre-completion obligations in clause 5 having been complied with by the Company in all material respects;

(f)	the Business Plan having been approved by the Board;

(g)	the Charter and Internal Documents of the Company having been approved by the General Meeting and being in all material respects consistent with the Project Documents;

(h)	the Special Bank Account having been opened by the Company;

(i)	the Monitoring Regulations having been approved by the Board;

(j)	all the corporate approvals required to execute and perform under the Project Documents having been obtained by all of the parties thereto;

(k)	the Project Documents having been executed, effected (including without limitation certification by the notary public or state registration should such be required under applicable law) and delivered by all of the parties thereto;

(l)	IPG Photonics has acquired 0.1% (zero point one per cent.) Share; and

(m)	each of the warranties set out in clause 9.10 being true and accurate at Completion Date in all material respects.
4.2.	Confirmation of Conditions

The fulfillment of Conditions shall be supported by the documents delivered by the parties to each other as specified in Schedule 5 to this Agreement.

4.3.	Waiver of Conditions
(a)	The Corporation may in its absolute discretion waive any of the Conditions (other than the Condition in Clause 4.1(b) and Conditions in clauses 4.1(j), 4.1(k) and 4.1(m), as far as these Conditions relate to the obligations of the Corporation) in whole or in part at any time by notice to IPG Photonics.

(b)	The parties (other than the Corporation) may in their absolute discretion waive the Condition in clauses 4.1(b) and Conditions in clauses 4.1(j), 4.1(k) and 4.1(m), as far as these Conditions relate to the obligations of the Corporation, at any time by notice to the Corporation.
4.4.	Satisfaction of Conditions
(a)	The Company undertakes to the Corporation that it shall use its reasonable endeavors to procure that the Conditions (other than the Condition in clause 4.1(b) and Conditions in clauses 4.1(j), 4.1(k) and 4.1(m), to the extent applicable to other parties), are satisfied by the Long Stop Date.

(b)	Each of IPG and IPG Photonics undertakes to the Corporation that it shall use its reasonable endeavors to procure that the Conditions in clauses 1.1(a), 4.1(a), 4.1(g), 4.1(j), 4.1(k), 1.1(a), 4.1(l) and 4.1(m), to the extent applicable to it, are satisfied by the Long Stop Date.

(c)	The Corporation undertakes to the Company that it shall use its reasonable endeavors to procure that the Condition in clause 4.1(b) and Conditions in clauses 4.1(j), 4.1(k) and 4.1(m), to the extent applicable to it, are satisfied by the Long Stop Date.
4.5.	Failure to fulfill Conditions

If any of the Conditions shall not have been fulfilled or waived by the relevant party as set out in clause 4.3, on or before the Long Stop Date, and unless otherwise agreed by the parties in writing, no party shall be bound to proceed with the Completion, and this Agreement (other than the surviving clauses referred to in clause 14.4) shall automatically terminate and no party shall have any claim hereunder against any other party (save in respect of claims arising out of any antecedent breach of this Agreement).

4.6.	Further Conditions

The acquisition of the relevant Additional Shares by the Corporation in accordance with clause 3.2(b) shall be conditional on the following matters (the “Further Conditions”) having been satisfied:
(a)	with respect to the acquisition of Additional Share 1 pursuant to clause 3.2(b)(i) — the Company’s revenue under GAAP for a period of any four consecutive fiscal quarters after Completion having exceeded US$40,000,000 (forty million US Dollars);

(b)	with respect to the acquisition of Additional Shares 2 pursuant to clause 3.2(b)(ii) — the Company’s revenue under GAAP for a period of any four consecutive fiscal quarters after Completion having exceeded US$65,000,000 (sixty five million US Dollars);

(c)	with respect to the acquisition of Additional Shares 3 pursuant to clause 3.2(b)(iii) — the Company’s revenue under GAAP for a period of any four consecutive fiscal quarters after Completion having exceeded US$90,000,000 (ninety million US Dollars).
4.7.	Revenue calculation principles
(a)	for the purposes of clause 4.6 the Company’s revenue shall include sales to third parties, IPG, and IPG Photonics and their Related Parties and third parties;

(b)	the Company’s revenue for the purposes of this clause shall be for any four consecutive fiscal quarters on an unaudited basis as calculated under GAAP. The exchange rate shall be based upon the average daily exchange rate during the period.

(c)	the Company’s revenue calculations shall be substantiated by the interim financial statements reviewed by IPG Photonics’ auditors under GAAP (supplementing the yearly audit) and the Company’s unaudited quarterly and/or audited annual revenue calculations according to the Russian accounting standards. In the event of any discrepancies between the Russian accounting standards based calculations and GAAP calculations, the GAAP based calculations shall prevail. In the event the Corporation notifies the other parties that it wishes to query regarding the Company’s revenue recognition in an amount exceeding USD $1 (one) million of the Company’s revenue for the quarter, then the Corporation is entitled to initiate the audit of the Accounts at its own expense provided that written notice is given to the Company within thirty days after written notice has been given by the Company that the Further Condition in Sections 4.6(a), 4.6(b) or 4.6(c) has been fulfilled. If such audit is initiated by the Corporation then the period for the exercise of the right to acquire any Additional Shares shall not start running until the completion of the audit so initiated but in any case, the audit shall not take longer than 45 days from the date that the Corporation gives written notice to the Company that it is initiating an audit of the Company’s revenue, provided that the Company allowed the Corporation and the auditor involved by the Corporation full and unrestricted access to the books and records of the Company sufficient for the audit of the Company’s revenue (any delays in providing such access caused by the Company shall extend the specified period of the audit for the same number of days).
5.	PRE-COMPLETION OBLIGATIONS

5.1.	As from the date of this Agreement until Completion and unless required otherwise under any Project Document, the Company undertakes to the Corporation that it shall subject to complying with all applicable law and save as otherwise provided for in this Agreement and/or other Project Documents:

(a)	carry on its Business in the ordinary and usual course and, subject to this, in the same manner as it was operated prior to the date of this Agreement, and it shall take all reasonable commercial steps to maintain its trade and trade connections;

(b)	take all reasonable steps to protect its assets;

(c)	timely repay all debts incurred in the ordinary course of Business;

(d)	promptly give to the Corporation full details of any material change in its Business, financial position and/or assets;

(e)	to the extent permitted by law, allow the Corporation, upon reasonable notice and during normal business hours, access to the books and records (including all statutory books, minute books, accounts, etc.), except for any information and documents relating to the technologies and customers of the Company, together with the right to take copies of any such documents and subject to an obligation to return such copies on demand if this Agreement is terminated for any reason and instruct its directors to give promptly all such information and explanations to the Corporation as may be requested by it as can be provided without unreasonable expense or effort;

(f)	not do or omit to do any acts or things, which may result in a Material Adverse Change;

(g)	not Dispose of or create any Encumbrance over any Intellectual Property or other Key Asset;

(h)	not enter into any joint venture or partnership with any other person;

(i)	not declare or pay any dividend or make any other distribution;

(j)	not lend or borrow any money to/from third parties having a value in excess of 10% (ten per cent.) of the balance sheet value of the Company’s assets;

(k)	not enter into any guarantee, indemnity, surety or other type of security arrangement in excess of 10% (ten per cent.) of the balance sheet value of the Company’s assets; and

(l)	not grant, modify, terminate, or agree to grant, modify or terminate any rights or enter into any agreement relating to its Intellectual Property or otherwise permit any of its rights relating to Intellectual Property to lapse;
and, for the avoidance of doubt, the parties to this Agreement agree that none of the pre-completion obligations set out in this clause 5.1 shall be deemed to have been breached by virtue of the Fryazino Properties Purchase, to be completed on or around the date hereof.

6.	COMPLETION

6.1.	Completion

Completion shall take place on such Business Day after the satisfaction of the Conditions (or waiver thereof as the case may be), as may be agreed upon between the parties (and, absent such agreement, shall be the 45th day after the date of actual satisfaction or waiver of the Conditions), provided that the parties shall use their best efforts to ensure that Completion occurs not later than on the 30th day after the satisfaction or waiver of the Conditions.

6.2.	Actions of the parties at Completion

At Completion:
(a)	The Corporation shall:
(i)	if not already provided to the satisfaction of the other parties, deliver evidence of the satisfaction of the fulfillment of the relevant Conditions referred in clause 4.4(c);

(ii)	deliver to the Company originals or notarized copies of powers of attorney under which any of the Project Documents is executed by the Corporation, if any;

(iii)	deliver to the Company duly certified copies of originals of or original excerpts from all resolutions of the governing bodies of the Corporation required by law in order to approve the Project Documents;

(iv)	deliver to the other parties (as applicable) original counterparts of the following Project Documents duly executed by the Corporation:
(A)	the Participants Agreement; and

(B)	the Option Agreement;
(v)	deliver to the Company two (2) originals of an application requesting that the Company (i) admit the Corporation as a new Participant; and (ii) accept the contribution of the Initial Investment as a payment for the Initial Share, being compliant in all respects with this Agreement and requirements of applicable law duly executed by the Corporation;

(vi)	following the fulfillment by the other parties of their respective Completion obligations set out in the remainder of this clause 6.2, pay the Initial Investment by electronic transfer to the Special Bank Account.
(b)	the Company shall do (or cause to be done), or deliver (or caused to be delivered) to the Corporation, the following matters or items:
(i)	if not already provided to the satisfaction of the Corporation, evidence of the satisfaction of the fulfillment of the Conditions referred to in clauses 4.4(a) and 4.4(b);

(ii)	originals or notarized copies of powers of attorney under which any of the Project Documents is executed by the Company, IPG or IPG Photonics (if any);

(iii)	originals of all resolutions of the governing bodies of the Company, IPG and IPG Photonics, required by law and/or their internal documents in order to approve the Project Documents;

(iv)	original extract from the Unified State Register of Legal Entities issued by the competent Russian registration authority, dated not earlier than 10 (ten) Business Days before Completion;

(v)	executed by the authorized representatives of the Company, IPG and IPG Photonics (as applicable) original counterparts of the following Project Documents:
(A)	the Participants Agreement;

(B)	the Option Agreement;

(C)	the IPG Distribution Agreement;

(D)	the Distribution Agreement; and

(E)	the License Agreement;
(vi)	original resolutions of the General Meeting (1) on the increase of the charter capital of the Company on the basis of the application from the Corporation referred to in clause 6.2(a)(v); and (2) on approval of amendments to the Charter indicating the increase of the charter capital of the Company by the nominal value of the Initial Share, approving the nominal value of the Initial Share and changes in the percentages of Shares held by the other Participants;

(vii)	appoint Dr. Valentin Gapontsev, Mr. Igor Samartsev, Dr. Evgeny Scherbakov and Mr. Konstantin Demetriou as the members of the Board.
(c)	IPG and IPG Photonics shall use their respective reasonable endeavors to procure that the documents referred to in clause 6.2(b) that need to be executed by them and the relevant actions they may have to perform as the Participants, are executed and performed in the manner compliant with this Agreement so that to enable the Company to deliver the relevant documents to the Corporation at Completion. Notwithstanding the above, no liability shall attach to either IPG or IPG Photonics for the breach of the procurement obligation in this clause 6.2(c).
6.3.	Non-performance of obligations on Completion by the Corporation
(a)	Without prejudice to any other remedies available to the Company, if any of the provisions of clause 6.2(a) are not complied with in any material respect on the Completion Date, the other parties shall not be obliged to proceed with Completion and may in their absolute discretion by written notice to the Corporation:
(i)	defer Completion by a period of not more than 45 (forty five) days to such other date as they may specify in such notice (and so that the provisions of this clause 6.3(a) shall apply to Completion as so deferred);

(ii)	waive all or any of the requirements in clause 6.2(a) at its discretion and proceed to Completion so far as practicable; or

(iii)	refuse to perform its obligations under this clause and terminate this Agreement without any liability on its part (other than the surviving clauses referred to in clause 14.4 and save in respect of claims arising out of any antecedent breach of this Agreement).
6.4.	Non-performance of obligations on Completion by the Company
(a)	Without prejudice to any other remedies available to the Corporation, if any of the provisions of clause 6.2(b) are not complied with in any material respect on the Completion Date, the Corporation shall not be obliged to proceed with Completion and may in its absolute discretion by written notice to the Company:
(i)	defer Completion by a period of not more than 45 (forty five) days to such other date as it may specify in such notice (and so that the provisions of this clause 6.4(a) shall apply to Completion as so deferred);

(ii)	waive all or any of the requirements in clause 6.2(b) at its discretion and proceed to Completion so far as practicable; or

(iii)	refuse to perform its obligations under this clause and terminate this Agreement without any liability on its part (other than the surviving clauses referred to in clause 14.4 and save in respect of claims arising out of any antecedent breach of this Agreement).
6.5.	Post-completion obligation

Provided that the Corporation has complied in all material respects with its Completion obligations in clause 6.2(a) (and, in particular, has paid the Initial Investment in full):
(a)	within five (5) Business Days after Completion the Company shall execute and file with the competent registration authority in Russia a notarized statutory application purported to register (1) the Corporation as a Participant, holder of the Initial Share; and (2) the restated version of the Charter indicating the increase of the charter capital of the Company by the nominal value of the Initial Share; and

(b)	within thirty (30) Business Days after Completion the Company shall provide the Corporation with (1) the original certificate of the competent Russian registration authority evidencing the registration of the Corporation as a participant of the Company in the Unified State Register of Legal Entities; (2) one notarized copy of the new registered Charter; and (3) one notarized copy of the certificate confirming the registration of the new version of the Charter.
6.6.	Completion of the purchase of Additional Shares
(a)	Subject to clauses 3.2(b)(i) to 3.2(b)(iii), completion of the purchase of the relevant Additional Share(s) shall take place on such date as may be agreed between the parties upon the receipt by the Company of a written notice from the Corporation regarding the fulfillment of the respective Further Condition(s) and expressing its desire to exercise its right to purchase the relevant Additional Share(s). At completion of the purchase of the relevant Additional Share(s) the Corporation shall pay the consideration due pursuant to clauses 3.2(b)(i) to 3.2(b)(iii), as applicable.

(b)	Clause 6.2 shall apply mutatis mutandis to the completion of the purchase of the each of the Additional Share(s).
6.7.	Indemnification Agreement
(a)	Within sixty days after Completion the Corporation will use its reasonable endeavors to obtain all required corporate approvals necessary for the Corporation to execute the Indemnification Agreement. The Corporation and IPG shall execute the Indemnification Agreement immediately upon all the corporate approvals so required being obtained by the Corporation.

(b)	In the event that the Indemnification Agreement is not approved by the competent corporate bodies of the Corporation and the Company is in default under a Credit Facility Agreement (relating to an Umbrella Facility in the amount of Euro 15 million, between Deutsche Bank and IPG, dated 23 June 2010 (as amended, supplemented or restated from time to time)) and such default of the Company has resulted in Deutsche Bank AG (the “Lender”) making a claim against IPG for repayment of the loan under the guarantee undertakings granted by IPG to the Lender, then IPG, IPG Photonics and the Corporation undertake with each other to increase the charter capital of the Company in accordance with the provisions of clause 3.5 (which shall apply mutatis mutandis) and by making additional cash contributions in an amount sufficient to repay the indebtedness under the Facility, provided that if the Corporation fails making the relevant additional contribution, its Share shall be diluted in accordance with clause 3.5(g) and no other liability shall attach to the Corporation in connection with such failure to make additional contribution.
7.	THE BUSINESS

7.1.	Neither the Company nor IPG or IPG Photonics guarantees in whole or in part the financial results, the successful development of technology in any projections or estimates provided in this Agreement or the Business Plan. The Business Plan relates to future plans, events and performance and has been prepared in good faith based upon the current information and estimates available to the management of the Company. All statements regarding future plans, events and performance are estimates and projections only. Actual results, events and performance (except for the use of proceeds requirements specified in clause 3.3 of this Agreement) may differ materially from those in the Business Plan and are subject to numerous known and unknown risks and uncertainties. This clause 7.1 shall apply without prejudice to: (i) the obligations of the parties under clause 3.3; (ii) corporate governance undertakings of the parties under clause 8.2; and (iii) the Warranties granted under section 9.1 of this Agreement

7.2.	Monitoring of Investment Proceeds
(a)	For the purposes of enabling the Corporation to monitor the application of funds invested by it pursuant to this Agreement, the Company undertakes to comply fully with the Monitoring Regulations. The Company shall open and maintain a Special Bank Account with one of the authorized banks acceptable to and agreed with the Corporation. Once the Special Bank Account is open, the Company shall not be required by the Corporation to move the account to another bank unless the Company shall agree. The conclusion, variation and termination of the Special Bank Account Agreement shall be approved by the Board and be consistent with the terms below. In the event that the Special Bank Account is opened with another bank, the parties undertake to approve such amendments to the Charter as may be required to reflect such change.

(b)	The Monitoring Regulations and the Special Bank Account Agreement shall always provide for and the parties shall comply with and shall procure that the Bank comply with the following expenditures monitoring and control mechanism unless the parties agree otherwise in writing:

(i)	that the proceeds from the Investment shall be deposited in the Special Bank Account and the Company shall not co-mingle the investment proceeds with other funds of the Company and shall use the proceeds strictly in compliance with the Business Plan;

(ii)	that neither the Corporation nor the Bank shall have any ability to block the release of funds from the Company’s Special Bank Account used for the Investment proceeds accumulation, except for amendments to the Investment Use of Proceeds Budget which require expenditures over 25% in a category while counting the allocation of the general capex and working capital refillable basket to each expenditure category shall require the consent of the Corporation.

(iii)	the Corporation shall receive notice of disbursement of funds from the Special Bank Account by the Bank. The Company shall send to each member of the Board a statement each month detailing the use of proceeds;

(iv)	the General Director of the Company shall describe to all members of the Board the previous executed withdrawals from the account and the uses of such funds at each meeting of the Board;

(v)	the Bank shall monitor that the transfer or withdrawal of funds out of the Special Bank Account is consistent with the purposes and limits of the relevant transaction; and

(vi)	the Special Bank Account shall be consolidated for accounting purposes on the IPG quarterly and annual financial statements and the Company shall be entitled to receive interest as may be incurred and due on the funds deposited in the Special Bank Account.
(c)	The Special Bank Account notice requirements and restrictions referred to in this clause 7.2 will terminate at the earliest to occur of (i) the Corporation’s Share ownership in the Company falling below 10.01%, or (ii) all of the funds invested by the Corporation having been used.
7.3.	Accounting records

The Company shall maintain accurate and complete Accounts and other financial records in accordance in all material respects with the RAS.

7.4.	Access to information
(a)	The Company shall provide the Participants with such information and access, during normal business hours and after reasonable notice, that can be obtained or produced without unreasonable cost or effort, as is reasonable necessary to keep them properly informed about the Business and affairs of the Company;

(b)	Without prejudice to the generality of clause 7.4(a), the Company shall deliver to each Participant:
(i)	within 120 (one hundred and twenty) days of the end of the Financial Year to which they relate, the annual Accounts and the Annual Report;

(ii)	within 6 (six) months of the end of the Financial Year to which they relate, the annual Accounts and the Annual Report approved by the General Meeting together with the audit report in relation thereto prepared in compliance with clause 8.10;

(iii)	within 45(forty five) Days of the end of each quarter, unaudited Accounts in respect of that quarter.
7.5.	Intellectual Property
(a)	If following the date of this Agreement the Licensed Rights under the License Agreement or Intellectual Property owned by the Company proves to be insufficient to conduct the Business of the Company as conducted on the date of this Agreement within the CIS limited to items currently manufactured by the Company, IPG Photonics and IPG at their sole expense shall procure that the Company obtain rights to such additional Intellectual Property to conduct the Business of the Company as currently conducted on the date of this Agreement.

(b)	All improvements done by IPG, IPG Photonics or their Related Parties in relation to the Licensed Rights shall be licensed pursuant to the terms of the License Agreement to the Company, subject to applicable laws and regulations. All improvements done by the Company in relation to the Licensed Rights shall be licensed pursuant to the terms of the License Agreements to IPG and IPG Photonics, subject to applicable laws and regulations.

(c)	Any Intellectual Property newly created solely by the Company shall be registered in the name of the Company and shall be licensed to IPG and IPG Photonics under the License Agreement.

(d)	Any Intellectual Property newly created solely by IPG, IPG Photonics or their Related Parties shall be the sole property of IPG or IPG Photonics, and if jointly determined by IPG, IPG Photonics, the Corporation and the Company would be manufactured by the Company and related to the Project and/or the Business of the Company shall be licensed to the Company pursuant to the terms of the License Agreement.

(e)	In the event of any legal action taken in Russia or CIS relating to the Intellectual Property owned or used by the Company (including without limitation the Licensed Rights), the Company shall be responsible for defending its Intellectual Property rights and bear all costs related to such actions. IPG Photonics shall provide non-financial assistance to the Company in defending lawsuit relating to the infringement of the Intellectual Property rights.

(f)	In case of any discrepancy of the rights of the Company, on the one hand, and the rights of IPG or IPG Photonics, on the other hand, between the License Agreement and this Agreement, the provisions of this Agreement shall prevail.
7.6.	Distribution policy

Until the expiry of the Restricted Dividend Period, unless the General Meeting takes a decision to distribute out its net profits before the expiration of the Restricted Dividend Period, the Company shall not make any distribution out of its net profits to the Participants and shall reinvest any profits received for this period. Following the expiry of the Restricted Dividend Period, the Company may distribute its net profits to the Participants upon resolution of the General Meeting based on the recommendations of the Board.

7.7.	Project Documents

For so long as the Corporation holds at least 10.01 per cent. Share, each party (other than the Corporation) undertakes with the Corporation that it shall not, other than with the prior written consent of the Corporation, amend and/or supplement and/or terminate and/or replace any of the Project Documents, unless with the prior written consent of the Corporation, such consent not to be unreasonably withheld or delayed.

7.8.	Use of Key Assets

Unless the General Meeting unanimously resolves otherwise, the Company shall use the Key Assets solely for the purposes of the Project and shall not Dispose of or Encumber any of the Key Assets.

8.	CORPORATE GOVERNANCE

8.1.	Structure of managements bodies

The management bodies of the Company shall comprise of (i) the General Meeting; (ii) the Board; and (iii) the General Director.

8.2.	Corporate governance
(a)	For so long as the Corporation holds at least a 10.01 per cent. Share, the parties to this Agreement shall and shall procure that the Company and , to the extent that they are able, the other Participants shall comply with the corporate governance principles and covenants set out in this clause 8, Schedules 6 and 10 to this Agreement, the Participants Agreement, the Charter and the Internal Documents.

(b)	In the event of any discrepancy between this Agreement and each of the Participants Agreement, the Charter or the Internal Documents with regard to the corporate governance matters relating to the Company, the parties agree that to the extent consistent with the mandatory provisions of Russian law, as between themselves and for so long as this Agreement remains in force, the provisions of this Agreement shall prevail.

(c)	Should any provisions of the Project Documents on the corporate governance become inconsistent with the mandatory provisions of Russian law, the parties shall use their reasonable endeavors to replace the inconsistent provision(s) (whether recognized invalid or unenforceable or otherwise) by a consistent, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the inconsistent (invalid or unenforceable) provision.
8.3.	General Meeting
(a)	General Meetings shall have the exclusive authority to decide on the issues referred to the competence of a general shareholders’ meeting by the Charter in accordance with the LLC Law. The procedure for the convocation and conduct of General Meetings and the relevant voting requirements shall be established in the Charter and the Statue of the General Meeting.

(b)	Decisions requiring simple majority or qualified majority vote of 75% or 90% (respectively) of all Participants are specified in the draft agreed form Charter in Schedule 10 and shall be contained in the Charter, as approved by the General Meeting.

8.4.	Board
(a)	The Board shall be responsible for the overall direction and supervision of the Company, Business and the proper implementation of the Project. The procedure for the convocation and conduct of the Board meetings, the board competence and the relevant voting requirements shall be established in the Charter and the Statue of the Board of Directors.

(b)	Decisions requiring simple majority, qualified majority or unanimity of votes of the Directors are specified in the draft agreed form Charter in Schedule 10 and shall be contained in the Charter, as approved by the General Meeting.

(c)	Composition of the Board

Subject to clause 8.4(d)(i), the Board shall be comprised of:
(i)	3 (three) Directors appointed from amongst the candidates provided by IPG;

(ii)	1 (one) Director appointed from amongst the candidates provided by the Corporation;

(iii)	1 (one) independent Director (“Independent Director”) appointed from amongst the candidates jointly agreed by IPG and the Corporation. The Independent Director shall be appointed from the persons who have not been previously involved in business relationship or transactions with the Russian executive authorities, the Corporation, IPG, IPG Photonics, the Company or its Related Party, and shall not be engaged in any activities competitive to the Company.
(d)	Appointment and termination of the Board
(i)	The Participants by a resolution of the General Meeting may decide to appoint 4 (four) or 5 (five) Directors. The Participants may appoint 4 (four) Directors only in the event they are unable to agree on the Independent Director within 90 days of the first candidate for the Independent Director position being proposed by either party as set forth in clause 8.4(e) below.

(ii)	The Board shall be appointed by way of cumulative voting at the General Meeting, so that the number of votes held by each Participant shall be multiplied by the number of Directors who that respective Participant is entitled to elect to the Board of Directors (as identified in 8.4(c) above). Each Participant shall be entitled to cast all its votes for one candidate or to distribute them among two or more candidates. The candidates who have received the majority of votes shall be considered to have been elected;

(iii)	For the purpose of clause 8.4(d)(ii), the total number of votes held by all Participants at the General Meeting shall amount to 1,000 (one thousand). The Corporation shall at all times as long as it holds at least a 10.01 per cent. Share have 250 (two hundred and fifty) votes in respect of voting on the appointment of Directors to the Board (provided that the General Meeting decides that the Board should consist of 4 (four) Directors). If the General Meeting decides that the Board should consist of 5 (five) Directors, then the Corporation shall at all times as long as it holds at least 10.01 per cent. Share have 200 (two hundred) votes. The remaining votes shall be distributed among other Participants pro rata to the sizes of their respective Shares.

(iv)	The Board may always be terminated by simple (50%+1) majority vote of all the Participants, provided that all Directors shall be terminated simultaneously.
(e)	Nomination of the Independent Director
(i)	Prior to proposing a candidate for the Independent Director position at a General Meeting, each party proposing such a candidate shall submit to the other party a copy of the disclosure made by the relevant candidate in relation to the position in order that the party may verify the accuracy of such disclosure and determine whether indeed the candidate is in compliance with the qualification requirements of an Independent Director, as specified in this Agreement. Such verification shall be completed by the relevant party within 30 Business Days after the submission of the disclosure to it. In the event that the candidate cannot reasonably be regarded as having satisfied the relevant qualification requirements, such candidate shall not be proposed at a General Meeting.

(ii)	In the event that a candidate has satisfied the non-proposing party that it is in compliance with the qualification requirements of an Independent Director, such candidate will be propose at a General Meeting. At the General Meeting, IPG and the Corporation will each have 3 (three) veto rights exercisable in respect of the appointment of the Independent Director candidates proposed by the other party. Should IPG and the Corporation fail to agree, after the expiration of 90 (ninety) calendar days from the date when the first candidate was proposed by either party at the General Meeting IPG will be entitled to appoint an interim Independent Director as it deems fit for the first year of operations of the Company and the joint search will continue. If the Participants fail to agree on a candidate at any annual General Meeting thereafter, IPG will be entitled to appoint the interim Independent Director for each relevant year of operations of the Company until the Independent Director acceptable to all parties has been identified.
(f)	Voting and Quorum
(i)	where a resolution of the Board is required to be passed by a qualified majority of votes of members of the Board, this shall require:
(A)	in the event that the Board consists of four members, the votes of all four members of the Board of Directors;

(B)	in the event that the Board consists of five members, the votes of at least four members of the Board.
(ii)	where a resolution of the Board is to be passed by a simple majority of votes of members of the Board, this shall require vote of at least three members of the Board, irrespective of whether the Board comprises 4 or 5 members.

(iii)	In the event that there are items on the agenda that require differing majorities in order to be passed, the failure to achieve a majority in relation to one item will not affect the ability of the members of the Board to pass resolutions on other items on the agenda of the meeting as long as the minimum number of the members of Board required for adopting of these items on the agenda is present at the meeting.

(iv)	A quorum for conducting a meeting of the Board shall be the presence of any three (3) or more of Directors or of their written opinions. When defining the quorum and the voting results on issues on the agenda using the procedures provided for the Charter and the Statute of the Board of Directors, the written opinion of a Director who was absent at the meeting of the Board received within the term established in the relevant Board meeting notice (which in any case may not be less than 20 (twenty) calendar days, unless waived in writing) shall be counted. The presence of the quorum at a meeting of the Board of Directors shall not change the required vote for matters for which a qualified vote of a majority of the Directors is necessary under the Charter.
(g)	Chairman

The chairman of the Board shall be elected by the simple majority vote of the Board members. The chairman shall preside on all Board meetings. The chairman shall have one vote (as the other Directors) and shall not have a golden (deciding) vote. If the chairman is not present at any meeting of the Board, one of the other two directors appointed by IPG present shall assume the responsibilities of the chairman for the purposes of the meeting.
8.5.	General Director

The General Director shall be elected by the Board for a term of 2 (two) years. The General Director shall manage the Company’s day-to-day activities and shall be responsible for the due observance by the Company of the Business Plan, and implementation of the Project. The General Director shall have the authority to act on behalf of the Company within the limits envisaged by the Charter and internal documents and for that purpose shall be entitled to exercise all functions and perform all actions provided that this does not interfere with the authority of other management bodies of the Company.

8.6.	Participants’ Agreement

At Completion the Participants shall enter into the Participants’ Agreement, which shall regulate, in addition to the Charter and Internal Documents, the procedure for the exercise of certain rights of the Participants. The Participants’ Agreement shall be consistent with this Agreement in all material respects.

8.7.	Interested party transactions
(a)	The Corporation undertakes to pre-approve at a General Meeting on an annual basis all transactions proposed to be made in the ordinary course of business between the Company and its Associated Persons (including Related Parties), which are qualified as interested-party transactions in terms of Russian law, as follows:
(i)	the Company shall provide to the Corporation the list of particular transactions subject to the pre-approval with the indications of the proposed parties thereto, maximum transaction price and other material conditions required by applicable law at least 20 (twenty) Business Days prior to the proposed date of the relevant General Meeting at which such transactions shall be approved;

(ii)	the Corporation within the twenty-day period indicated above shall have the right to request in good faith explanations and documents that may be reasonably required in order to evaluate whether such transactions are being made in the ordinary course of the Company’s business;

(iii)	in the event if the transactions are considered by the Corporation as being made in the ordinary course of the Company’s business, then the Corporation shall, acting reasonably and in good faith, vote for the approval of such transactions;

(iv)	in the event if the transactions are not considered by the Corporation as being made in the ordinary course of the Company’s business then the Corporation may, acting reasonably and in good faith, at its own discretion vote against the approval of the relevant transactions, in which case the transactions will be deemed not approved and the Company shall not be entitled to proceed with their execution;
(b)	The Company may further request in good faith that the Corporation approves or procures that the Director appointed from amongst the candidates of the Corporation, if applicable, approves any other interested-party transaction(s) as often as this may be dictated by the commercial interest of the Company and its business. Provided that such transaction is purported to be made in the ordinary course of the Company’s business, the Corporation shall, acting reasonably and in good faith, vote in favour of such transactions at the relevant General Meeting or procure that the Director appointed from amongst the candidates of the Corporation, if applicable, votes for such approval. The Company shall provide the Corporation with at least 10 (ten) Business Days notice of the relevant General Meeting or the meeting of the Board at which such transaction is proposed to be approved with the indications of the proposed parties thereto, maximum transaction price and any other information required by applicable law.

(c)	The operation of clause 8.7 shall not be affected by any other provision of this Agreement to the contrary (including inter alia clause 8.2(a)).
8.8.	Approval of the Fryazino Properties Purchase
(a)	Subject to clause 8.8(b), the Corporation undertakes not to take or omit to take any actions that may interrupt or otherwise impede the completion of the Fryazino Properties Purchase on the terms agreed upon by the Company with the relevant seller and further undertakes to approve any acts of the Company (including by way of voting for the adoption of all relevant resolutions of the General Meeting or the Board) as may be required in order to complete the Fryazino Properties Purchase. The details of the Fryazino Properties Purchase have been made available to the Corporation.

(b)	Notwithstanding the above, the Company shall not be entitled to finance the Fryazino Properties Purchase from the funds received from the Corporation pursuant to this Agreement, unless the Board would approve such financing, always provided that the Corporation Director participated in the relevant meeting and voted in favor of such approval.
8.9.	Deadlock

The provisions of Schedule 8 shall apply in relation to a Deadlock.

8.10.	Audit of the Company
(a)	The Company shall not have an audit committee and the audit committee of IPG Photonics shall perform the internal audit of the Company’s affairs. The Participants shall be entitled to a meeting from time to time the General Director and financial director of the Company, the auditor of the Company and the chairman of the audit committee of IPG Photonics as well as any reasonable documentation in support of any questions raised by the Participants in relation to internal audit matters relating to the Company. Participants will take all reasonable steps to ensure that such contacts and requests do not interfere in the business or management of the Company. .

(b)	The Company shall appoint the external independent auditor for the annual audit of the financial statements of the Company. The independent auditor to be appointed by the Company shall be one of the Top-4 international audit firms (PWC, Deloitte, E&Y or KPMG) which will be the same auditor as the appointed auditor of IPG Photonics. The independent auditor shall be granted full access to all the financial statements, books and documents of the Company for the purposes of conducting the audit. The Company shall disclose the results of the independent audit to all the Participants as soon as these results become available from the independent auditor. The Company shall procure that the Participants are provided with the access to the independent auditor to receive any clarifications or comments in relation to the results of the audit.

(c)	Any Participant shall be entitled to retain the independent auditor as specified in item (b) above for the independent review and audit of the Company’s Accounts as and when the Participant so decides at its sole discretion and at its sole expense, except for the audit of the Accounts under clause 8.10(b) above which shall be performed at the Company’s expense.
9.	WARRANTIES

9.1.	Warranties
(a)	The Company warrants to the Corporation that, except as Disclosed, each of the statements set out in Schedule 3 is and will be at all times between the date of this Agreement and the Completion Date (both inclusive) true and accurate in all material respects.

(b)	IPG Photonics and the Company jointly and severally warrant to the Corporation that, except as disclosed, each of the statements set out in paragraph 1 and paragraph 11 of Schedule 3 is and will be at all times between the date of this Agreement and the Completion Date true and accurate in all material respects.

(c)	The Corporation acknowledges and agrees that none of the Company, IPG or IPG Photonics has made or does make any warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided (by whatever means) to the Corporation or its directors, officers, employees, agents or advisers on or prior to the date of this Agreement or provided in the Disclosure Letter or in the Disclosure Update, or in the documents or information provided to the Corporation or its directors, officers, employees, agents or advisers in the course of the Corporation’s due diligence exercise.

(d)	Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other Warranty or anything in the Project Documents.
9.2.	Disclosure Update
(a)	Without prejudice to clauses 4.5, 6.3 or 6.4, the Corporation shall have the right to terminate this Agreement (other than the surviving clauses referred to in clause 14.4) prior to Completion with immediate effect and without liability (save in respect of claims arising out of any antecedent breach of this Agreement) if any matter, event or circumstance that is Disclosed pursuant to a Disclosure Update would otherwise constitute a material breach of any of the Warranties.

9.3.	Limitations on the liability of the Company and IPG Photonics under the Warranties
(a)	The maximum aggregate liability of the Company and IPG Photonics in respect of all claims under the Warranties shall not exceed 50% (fifty) per cent. of the aggregate amount of the Investment made by the Corporation from time to time.

(b)	No liability shall attach to the Company or IPG Photonics in respect of any claim under the Warranties, unless the liability in respect of such claim exceeds an equivalent of US$25,000 and in such event the Company or IPG Photonics (if applicable) shall be liable, subject to clause 9.3(c), for the whole of such amount and not merely the excess.

(c)	No liability shall attach to the Company or IPG Photonics in relation to claims under the Warranties, unless the aggregate amount of all such claims for which the Company and IPG Photonics (if applicable) would, in the absence of this provision, be liable shall exceed an equivalent of US$175,000 and in such event the Company or IPG Photonics, shall be liable for the whole of such amount and not merely the excess.

(d)	Neither the Company nor IPG Photonics shall be under any liability in respect of any claim under the Warranties, unless notice of such claim shall have been served upon the Company or IPG Photonics by the Corporation by no later than the date falling five years after the Completion Date.

(e)	In the event that the Corporation exercises its Put Option after having made a claim under this clause 9, the amount of the Put Option price payable by IPG Photonics under the Option Agreement shall be reduced by the amount of Compensation.
9.4.	Conduct of claims
(a)	If the Corporation becomes aware of a matter or circumstance which would clearly on the face of it give rise to a Warranty claim, the Corporation shall, by prompt written notice to the Company and IPG Photonics, provide a reasonably detailed summary of the facts and circumstances relating to that potential claim as are then known to the Corporation together with (i) a copy of an advice received by the Corporation from legal advisers of the Corporation’s choosing confirming that, based on the facts and circumstances set out in the notice (if proved), the Corporation has legitimate grounds in bringing such claim, and (ii) a bona fide estimate of quantum (which estimate may be qualified) relating to that potential claim as soon as reasonably practicable after they become aware of those facts or circumstances.

(b)	If a claim arises, or is reasonably likely to arise against the Corporation as a result of, or in connection with, a liability or alleged liability to a third party in connection with the circumstances giving rise to a Warranty claim (“Third Party Claim”), then:
(i)	the Corporation shall keep the Company and IPG Photonics informed of all material developments in relation to the Third Party Claim and shall not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the consent of the Company and IPG Photonics to the extent possible under applicable laws and court or administrative procedures, such consent not to be unreasonably withheld or delayed;

(ii)	at the Company’s and IPG Photonics’ option, within 20 (twenty) Business Days of being notified of such Third Party Claim either the Company or IPG Photonics may notify the Corporation in writing that it wants to take over conduct of the defense of such Third Party Claim. If either the Company or IPG Photonics so notifies the Corporation within such time period, the Company or IPG Photonics shall have the right to take on at its own expense the conduct of all proceedings arising in connection with the Third Party Claim to the extent permitted by applicable laws, for such period as it is legally entitled to do, or until the proceedings are terminated or settled. If the Company and/or IPG Photonics take the conduct of all proceedings arising in connection with the Third Party Claim, then the Company and IPG Photonics shall hold the Corporation harmless against any damages or liability which may arise as a result of such conduct of the Third Party Claims.

(iii)	in the event that the Corporation does not comply with this clause 9.4(b) in relation to any particular third-party claim within the limits (either in terms of time or otherwise) stipulated by applicable laws and court or administrative procedures, neither the Company nor IPG Photonics shall be under any liability in respect of any such claim.
9.5.	Change in legislation

No liability shall attach to the Company or IPG Photonics in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any court hearing initiated and judgment on such court hearing delivered after the date hereof.

9.6.	Contingent and unquantifiable liabilities

No liability shall attach to the Company or IPG Photonics in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in clause 9.3(d) if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

9.7.	No double recovery

The Corporation shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

9.8.	Mitigation not affected

Nothing in this Agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

9.9.	Survival of these provisions

The provisions of clauses 9.2 to 9.8 apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect in consequence of any termination or rescission of any other provisions of this Agreement.

9.10.	Warranties of the Corporation, IPG Photonics and IPG

Each of the Corporation, IPG and IPG Photonics hereby warrants to each other with respect to itself only that:
(i)	it is a legal entity duly organized and existing under the applicable legislation of the country of its origin;

(ii)	on the date hereof it has received all consent and approvals required to conclude this Agreement and other Project Documents and perform its obligations herein and therein, and its representative(s) who signed this Agreement and other Project Documents has (have) all the requisite authorities;

(iii)	its obligations stipulated hereunder and in the other Project Documents are valid, binding and not ultra vires or will, when the relevant document will be executed, be valid, binding and not ultra vires; and

(iv)	the conclusion and performance of this Agreement and other Project Documents does not breach any provisions of its constitutional documents and does not give grounds to any third parties to make any claims against it arising from or in connection with a breach of obligations owed to it or to the other Participants.
10.	TRANSFER OF SHARES

10.1.	General
(a)	During the Restricted Transfer Period and save as otherwise provided for in the Project Documents the Participants shall not Dispose of their Shares in whole or in part to third parties without the prior written consent of the other Participants, save that this limitation shall not apply to a transfer of any part of the Share by a Participant to another Participant(s), which transfer shall not require any consent of the other Participants or the Company. In the event that a Participant wishes to transfer its entire Share to another Participant, such transfer shall require a prior written consent of the Participant not being a party to the contemplated transfer, which consent shall not be unreasonably withheld or delayed.

(b)	In addition and without prejudice to its other rights under this Agreement (including the right of preemption in clause 10.1(c)) upon the expiration of the Restricted Transfer Period IPG Photonics and IPG shall enjoy the right of first offer in respect of any third party sale proposed to be made by the Corporation of its Share as follows:
(i)	Prior to approaching any potential third party buyers the Corporation shall serve a notice (a “ROFO Notice”) on each of IPG Photonics, IPG and the Company specifying:
(A)	the size of the Share it is willing to sell (“ROFO Share”);

(B)	the total sale price (or the means by which the price will be calculated);

(C)	any other material terms of the sale; and

(D)	that either (or both) of IPG Photonics and IPG may offer to purchase a part of that Share in the charter capital of the Company.

(ii)	Either (or both) of IPG Photonics and IPG may offer to buy the entire (but not only part of) ROFO Share (in any proportion as IPG Photonics and IPG may between themselves decide), by giving written notice to the Corporation, within twenty (20) Business Days of the receipt of the ROFO Notice. In the event that IPG Photonics and/or IPG choose to acquire the ROFO Share, and provided they have given written notice thereof to the Corporation, completion of the acquisition of the ROFO Share shall be set for the date which falls twenty (20) Business Days after the date of receipt, by the Corporation, of the relevant written notice from either/each of IPG Photonics and IPG or, if later, the date falling five (5) Business Days following the date that all requisite governmental and regulatory approvals required to effect the transfer are obtained. On completion:
(A)	the Corporation shall sell to IPG Photonics and/or IPG the ROFO Share(in the pre-determined proportions); and

(B)	IPG Photonics and/or IPG shall buy the ROFO Share on the terms set out in the ROFO Notice.
(iii)	If the Corporation receives no offers from IPG Photonics or IPG within the period set out in clause 10.1(b)(ii), or offers for less than the entire ROFO Share, then the Corporation shall not be obliged to sell the ROFO Share or any part thereof to either IPG Photonics or IPG and the Corporation may proceed to sell the entire ROFO Share (but not only a part thereof) to a third party buyer, provided that:
(A)	the Corporation shall not sell the ROFO Share on terms, including sale price, more favourable to the third party buyer than those set out in the ROFO Notice; and

(B)	it first complied with the pre-emption right of the other Participants and the Company in clause 10.1(c);

(C)	if the Corporation does not complete the sale of the ROFO Share within one hundred and eighty (180) days of the ROFO Notice, it may not sell the ROFO Share without complying again with clause 10.1(b).
(c)	Upon the expiration of the Restricted Transfer Period each of the Participants and the Company (in the event a Participant failed to exercise its right of pre-emption) shall have a right of pre-emption in respect of any third party sale which shall be exercised pursuant to the Charter.

(d)	Each Participant undertakes to refrain from any actions or omissions which may cause the Company to acquire the Share held by such Participant in accordance with applicable law and the Charter.

(e)	In the event that a third party acquires the Share, such third party (as the pre-condition to it becoming the legal owner of the Share and being registered as the Participant of the Company) shall be required: (i) to adhere to this Agreement, the Participants Agreement and (if the Share was acquired from the Corporation) the Option Agreement, as applicable, and such other Project Documents (as the case may be) or acknowledge all the Project Documents to be binding on this third party. For so as long as the Corporation holds at least 10.01% Share, any amendments to any Project Documents requested by such third party will require prior written consent of the Corporation.

(f)	The transfer of the Shares held by the Corporation to the legal successor of the Corporation in the event of the Reorganization, for one time only, shall not require the consent of the Company or of any other Participants and shall not be subject to any other restrictions or special entitlements (either in the form of pre-emptive rights, rights of first refusal or offer or otherwise) stipulated by this Agreement or other Project Documents, and the parties to this Agreement shall execute such documents and execute and approve such corporate decisions (as applicable to them), as may be necessary to reflect the effect of the Reorganization in the relevant Project Documents and vest into the legal successor of the Corporation title to the Share held by the Corporation prior to the Reorganization.
10.2.	Put Option and Call Option

IPG Photonics shall have an option to purchase (the Call Option) and the Corporation shall have the option to sell (the Put Option) the entire Share held by the Corporation from time to time or a part thereof on the terms stipulated in the Option Agreement.

10.3.	Effect of other Project Documents

The provisions of the Charter, and the Participants’ Agreement and the Option Agreement shall apply to the terms, conditions and procedures for the transfer of Shares held by the Participants, as applicable, subject to the covenants specified in this Agreement.

11.	PURCHASE OF SHARES IN IPG PHOTONICS

The Corporation shall not acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any voting securities or direct or indirect rights to acquire beneficial ownership of any voting securities, securities or instruments convertible into such securities, debt securities or derivatives of any of the foregoing of IPG Photonics, or of any successor to or person in control of IPG Photonics, or all, substantially all or any material assets of IPG Photonics or of any such successor or controlling person; provided, however, that notwithstanding the foregoing, nothing herein shall prohibit the Corporation from (i) acquiring shares of common stock of IPG Photonics only as expressly provided in the Option Agreement, (ii) acquiring voting securities of IPG Photonics if after such acquisition the Corporation will become a beneficial owner of less than 9.9% in the aggregate of the voting securities or direct or indirect rights to acquire any voting securities of IPG Photonics or of any successor to IPG Photonics; (iii) entering into good faith confidential negotiations with IPG Photonics in respect of any of the above or (iv) purchase of products or services in the ordinary course of business.

12.	NON-SOLICITATION

The Corporation and the Directors appointed from amongst the candidates proposed by the Corporation shall not, during the period in which the Corporation is a Participant and for 3 (three) years following the Put Option Completion, hire or offer to hire any employee of the Company or its Related party, hire or offer to hire the Independent Director or solicit or attempt to solicit any customer or vendor of the Company or its Related party.

13.	DISTRIBUTION AND PRODUCTION CHANGES

13.1.	The Company shall have the exclusive rights in Russia and CIS countries to resell products made by IPG and IPG Photonics pursuant to the terms of the Distribution Agreement. IPG, IPG Photonics and the Related parties shall have the exclusive rights outside of Russia and CIS countries to resell products made by the Company pursuant to the terms of the IPG Distribution Agreement

13.2.	In the event the Company terminates or substantially decreases (by more than 50% as compared with the Business Plan) the volume of the manufacturing of the Products under the Project and the reason is within the control of IPG and/or IPG Photonics, including but not limited to the termination of the transferred intellectual property rights, licenses, IPG and/or IPG Photonics decisions to move production to another country, and specifically excluding terminations of manufacturing under clause 13.3 below, then IPG and/or IPG Photonics shall replace such Products with another product (with similar or more advanced characteristics) with the goal of restoring the achieved production and sales levels.

13.3.	In the event the Company terminates or substantially decreases (by more than 50% as compared with the Business Plan) the volume of the manufacturing of the Products under the Project due to the reason outside the control of IPG and/or IPG Photonics, including but not limited to the lack of the market demand, economic environment, inferior expertise or customer requirement, competitive reasons or force majeure, neither IPG nor or IPG Photonics will have an obligation to relocate production from another IPG and/or IPG Photonics branch or Related party to the Company.

14.	TERM AND TERMINATION

14.1.	Term and termination

Subject to Section 14.2 below, this Agreement shall come into force on the date first above written and shall continue in force for so long as the Corporation remains a Participant.

14.2.	The Corporation may by written notice given to each other party at Completion or any time prior to Completion terminate this Agreement if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Corporation at Completion or any time prior to Completion which has or is likely to given rise a Material Adverse Change.

14.3.	Without prejudice to their other rights under this Agreement each of IPG, IPG Photonics and the Company may by written notice given to the Corporation terminate this Agreement without any liability on their part and on the part of the Corporation in case the Corporation does not complete the Initial Investment in accordance with and on the terms of this Agreement.

14.4.	All rights and obligations of the parties shall cease to have effect immediately upon the termination of this Agreement save that:
(a)	clauses which are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination (including clauses 1, 14.4, and 15 to 18 (both inclusive); and

(b)	any provision of this Agreement necessary for its interpretation or enforcement, shall continue in force following termination of this Agreement (for whatever reason) and further save that the termination of this Agreement (for whatever reason) shall be without prejudice to the respective rights and liabilities of each of the parties accrued prior to such termination.
14.5.	If, notwithstanding the occurrence of any fact, matter or event which would otherwise give rise to a right to terminate this Agreement under this clause 14, the Corporation proceeds to Completion, the fact that the Corporation has proceeded to Completion shall not constitute a waiver of any right or entitlement of the Corporation to make any claim under the Project Documents.

14.6.	The Corporation shall consult with IPG Photonics before issuing any press releases or otherwise making any public statements or making any other public (or non-confidential) disclosures, regarding the execution of this Agreement and the other transactions contemplated hereunder, or the progress of the Project, and the Corporation shall not issue a press release or make any statements or disclosures about the transactions contemplated by this Agreement or the progress of the Project without the prior written approval of IPG Photonics. Without prejudice to the generality of the foregoing, the Corporation shall be entitled to make such mandatory public disclosures of information related to this Agreement, the Business, the Project and the Company as may be required from time to time under applicable law or regulation, provided that the Corporation shall keep IPG Photonics fully informed of such public disclosures within reasonable time prior to or immediately following such public disclosures.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1.	Confidentiality
(a)	This clause applies to all Confidential Information disclosed (whether in writing or by any other means and whether directly or indirectly) by one party (the “Disclosing party”) to any other party (the “Receiving party”) whether before or after the date of this Agreement.

(b)	During the term of this Agreement and for 5 (five) years after termination or expiration of this Agreement for any reason whatsoever, the Receiving party shall:
(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing party or in accordance with clauses 15.1(c) and 15.1(d); and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement and other Project Documents.
(c)	During the term of this Agreement, the Receiving party may disclose Confidential Information to any of its Associated Persons or any of its or its Associated Persons’ employees or advisers (the “Recipient”) to the extent such disclosure is necessary for the purposes of this Agreement and only if the Associated Persons agreed to keep the Confidential Information confidential.

(d)	The Receiving party shall procure that each Recipient is made aware of and complies with all the Receiving party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving party shall remain responsible for any breach of this clause 15 by the Recipient.

(e)	The obligations contained in clauses 15.1(b) to 15.1(d) shall not apply to any Confidential Information which:
(i)	is at the date of this Agreement, or at any time after the date of this Agreement, comes into the public domain other than through breach of this Agreement by the Receiving party or any Recipient;

(ii)	can be shown by the Receiving party to the reasonable satisfaction of the Disclosing party to have been known to the Receiving party prior to it being disclosed by the Disclosing party to the Receiving party;

(iii)	subsequently comes lawfully into the possession of the Receiving party from a third party; or

(iv)	is required to be disclosed by law or any court of competent jurisdiction, any governmental, official or regulatory authority or any binding judgment, order or requirement of any other competent authority.
(f)	Without prejudice to any other rights or remedies which a party may have, the parties acknowledge and agree that damages may not be an adequate remedy for any breach of this clause 15 and the remedies of injunction, specific performance and other equitable relief may be sought for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this clause 15.
16.	NOTICES

16.1.	Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Agreement shall be in writing in the English language, and signed by or on behalf of the party giving it. Any Notice shall be served by hand or sent by an internationally recognized courier service to the address set out in clause 16.3 and in each case marked for the attention of the relevant party set out in clause 16.3 (or as otherwise notified from time to time in accordance with the provisions of this clause 16). Any Notice so served shall be deemed to have been duly given or made at the time of delivery, provided where delivery occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

16.2.	Any Notice served in accordance with clause 16.1 shall be additionally sent by fax at the fax number indicate in clause 16.3. For the avoidance of doubt, any Notice sent by fax shall not be deemed made unless the same Notice has been served in accordance with clause 16.1.

16.3.	The following are the addresses of the parties for the purposes of clause 16.1:
(a)	Corporation

Address: 10A Prospekt 60-letia Oktyabrya, Moscow, Russia 117036 Fax: +7(495) 988-53-99 For the attention of: General Director

(b)	IPG

Address: Siemensstrasse 7, D-52799 Burbach, Germany Fax: 49.2736.4420.160 For the attention of: General Director

(c)	IPG Photonics

Address: 50 Old Webster Road, Oxford, Massachusetts, 01540 USA Fax: 508.373.1134 For the attention of: Chief Executive Officer With a copy to: General Counsel

(d)	Company

Address: Russia, 141190, Moscow Region, Fryazino city, pl. Akademika Vvedenskogo, 1 Fax: +7 (495) 702-95-73 For the attention of: General Director
16.4.	A party may notify all other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 16, provided that such notice shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 2 (two) Business Day after the date on which notice is given, the date following 2 (two) Business Day after notice of any change has been given.
16.5.	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1.	Governing law

The construction, validity and performance of this Agreement shall be governed by the laws of England and Wales.

17.2.	Arbitration
(a)	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English; written evidence may, however, be provided in the Russian language.

(b)	During the pendency of the arbitration, the parties hereto agree to stay all other court proceedings wherever pending, until the resolution of the dispute by way of arbitration, as provided herein.
18.	MISCELLANEOUS

18.1.	Costs

Save as otherwise provided for in this Agreement, each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other Project Document.

18.2.	Currency Conversion

The rate of exchange to be used in converting amounts specified in USD into RUR (and vice versa) for the purposes of calculation of the Investment shall be the official USD/RUR (or RUR/USD) rate set by the Central Bank of the Russian Federation and prevailing on the date on which the relevant corporate decision of the General Meeting of the Company regarding the increase of the charter capital of the Company is made. Such rate shall be derived from the official website of the Central Bank of the Russian Federation.

18.3.	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

18.4.	Further Assurance

Each party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other parties may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transactions contemplated by this Agreement and other Project Documents.

18.5.	Variation, Waiver and Consent
(a)	No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

(b)	Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

(c)	Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.
18.6.	Entire Agreement

This Agreement together with other Project Documents represents the whole agreement between the parties in relation to the Project and supersedes any previous agreement (whether written or oral) between all or any of the parties in relation to its subject matter, save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

18.7.	Conflict with Charter

To the extent permitted by Russian law, if there is any conflict between the provisions of this Agreement and the provisions of the Charter, the Participants agree that, as between themselves and for so long as this Agreement remains in force but not so as to amend the Charter, the provisions of this Agreement shall prevail and the Participants shall exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement.

18.8.	Time of the Essence

Time shall not be of the essence of this Agreement, either as regards times, dates and periods specified in the Agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them unless:
(i)	time is expressly stated to be of the essence in relation to that obligation; or

(ii)	one party fails to perform an obligation by the time specified in this Agreement and the other parties serve a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.
18.9.	Severability

If any provision of this Agreement is held by a court or tribunal of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavors to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

18.10.	Continuing Effect

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

18.11.	Assignment

No party may assign any of its rights or obligations under this Agreement or any Project Documents without the prior written consent of the other parties.

18.12.	Rights of third parties

The parties do not intend that any term of this agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

18.13.	Waiver of sovereign immunity

To the extent that the Corporation may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment or other legal process, the Corporation hereby agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.
IN WITNESS whereof this Agreement has been executed and delivered as a deed on the date first above written.

EXECUTED AND DELIVERED AS A DEED by THE RUSSIAN CORPORATION OF NANOTECHNOLOGIES	/s/ Anatoly Chubais Print name: Anatoly Chubais General Director SEAL:

EXECUTED AND DELIVERED AS A DEED by IPG LASER GMBH	/s/ Valentin Gapontsev Print name: Valentin Gapontsev
Managing Director

EXECUTED AND DELIVERED AS A DEED by IPG PHOTONICS CORPORATION	/s/ Valentin Gapontsev Print name: Valentin Gapontsev
Chairman and Chief Executive Officer

EXECUTED AND DELIVERED AS A DEED by LIMITED LIABILITY COMPANY “SCIENTIFIC AND TECHNICAL ASSOCIATION “IRE-POLUS”	Valentin Gapontsev Print name: Valentin Gapontsev General Director SEAL:

SCHEDULE 1
KEY ASSETS

SCHEDULE 2
RELATED PARTIES
1.	IPG Photonics (UK) Ltd.

2.	IPG Photonics (Italy) S.r.l.

3.	IPG Photonics (Korea) Limited

4.	IPG Photonics (Japan) Limited

5.	IPG Photonics (China) Limited

6.	IPG Fiber Laser Technology (Beijing) Co. Ltd

7.	IPG Photonics (India) Pvt. Ltd.,
or such other persons as may be indicated from time to time in the Exhibit 21.1 “List of Subsidiaries” filed annually by IPG Photonics to its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SCHEDULE 3
THE WARRANTIES
1.	As of the date of this Agreement IPG has full and unrestricted ownership of 100% Share and such Share is not subject to any Encumbrance;

2.	The Company has not undertaken to acquire any shares or interest or to make any further investment, whether directly or indirectly, in any corporation, company, partnership or other legal entity;

3.	The Company is duly organised, validly existing and solvent under and in accordance with the laws of the Russian Federation and has full legal and corporate power, capacity and authority to own, possess and operate its assets, property and rights and to carry on its Business as currently conducted;

4.	There are no option rights, pre-emptive rights or other specific rights entitling to the Shares in the Company, or contracts, agreements, arrangements or obligations binding upon or applicable to IPG or the Company, providing for the issuance or the granting of rights to acquire any existing or new Shares, save as envisaged by the Investment Agreement and other Project Documents;

5.	All corporate documents of the Company (including but not limited to constitutional documents, minutes of board meetings and general meetings of shareholders and book-keeping material) have been and are properly kept in all material respects and contain a true and complete record of the material matters affecting the Company, which they are required to record, and are in the possession of the Company. No notices or claims alleging that any such corporate document is incorrect or should be corrected have been or are pending or, to the Company’s best knowledge, threatened against the Company. No circumstances giving rise to such notices or claims have arisen to the best knowledge of the Company.

6.	Except for those filings, resolutions and other documents that would not cause a Material Adverse Change if not submitted, all filings, resolutions and other documents required to be submitted to any governmental authority have been properly prepared and submitted;

7.	All documents and records of the Company relating to procurement, supply, manufacture, processing, sales, customers, invoices, inventories, personnel, or taxes that are material to the operation of the Company are accurate and complete in all material respects and in the possession of the Company. All such documents and records have been and are consistently kept in accordance with good business practice in all material respects;

8.	The Accounts of the Company have been prepared in all material respects in conformity with the applicable Russian accounting principles;

9.	The Company has marketable and valid title or right of use (by lease, license or otherwise), as the case may be, to all assets material to the current operation of its business, including without limitation the Key Assets, property and rights used in its Business, as currently conducted, and such assets, property and rights are not subject to any Encumbrance;

10.	The use of premises now used in the operations of the Company has conformed and conforms with the applicable laws and regulations (including but not limited to planning, fire, safety and health regulations), except where the non-conformance with applicable laws and regulations would not cause a Material Adverse Change. To the best knowledge of the Company, no claims, investigations or proceedings concerning breach of such laws or regulations, nor any third party actions adversely affecting the use of real property, buildings or premises, have been or are pending or threatened against the Company. To the best knowledge of the Company, no circumstances giving rise to such breach or such claims, investigations or proceedings have arisen;

11.	Intellectual Property and Licensed Rights currently used in the Business of the Company are owned or properly licensed to the Company, IPG, IPG Photonics or their Related Parties. IPG and IPG Photonics have the legal right to grant the license to use the Licensed Rights to the Company under the License Agreement. No Intellectual Property or Licensed Rights, as currently used in the Business of the Company, or any products or services sold by the Company have infringed or now infringe any intellectual property right of any third party in Russia and/or the CIS countries, or have breached or now breach any license contract binding upon IPG or IPG Photonics or their Related Parties. To the knowledge of IPG Photonics, no claims, investigations or proceedings concerning such infringements or breaches have been or are currently pending or threatened against the Company in relation to the Intellectual Property or Licensed Rights. To the knowledge of IPG Photonics, no circumstances giving rise to such infringements or breaches or such claims, investigations or proceedings have arisen. The Licensed Rights are sufficient to allow the Company to continue to develop, procure, assemble, and manufacture the products listed in Schedule 2 to the License Agreement and to distribute and service products to third party customers after the Completion based upon the specifications of such products as they exist on the Completion Date only;

12.	The Company has filed all Tax returns or other reports required to be filed with the relevant Tax Authorities in due time and has paid, withheld or collected all Taxes due in accordance with such returns, except where the failure to timely file Tax returns, pay, withhold or collect Taxes would not result in a Material Adverse Change;

13.	To the knowledge of the Company, no tax audits are ongoing or based on written information received from the relevant authorities, threatened with respect to the Company, other than the in-house tax audit relating to the second quarter of 2010. To the knowledge of the Company, no taxes have been proposed or assessed based on tax audits at the Completion except in the ordinary course of Business;

14.	To the knowledge of the Company it is not in breach of any order, decree or judgment of any court or any governmental or regulatory authority (whether of the Russian Federation or any other jurisdiction) which has been generally published or notified to the Company;

15.	The Company has not given any currently outstanding guarantee or letter of comfort to any third party, or undertaken to give or incur any of the foregoing exceeding US$50,000;

16.	All permits necessary for the conduct of the Business of the Company, as currently conducted, or for any assets, property or rights to be used currently in the Business of the Company, have been duly obtained and are in full force and effect, except for those permits which would not result in a Material Adverse Change, if not obtained;

17.	To the knowledge of the Company, no claims, lawsuits, actions or investigations or legal, administrative, arbitration or other proceedings (including but not limited to liquidation, receivership and other similar proceedings) are currently pending against, or involve the Company, except for those claims, lawsuits or actions which, if resolved adversely to the Company, would not result in a Material Adverse Change;

18.	To the knowledge of the Company, no reclamations, complaints or objections have been or are pending against, or involve the Company with respect to any products, services, activities, facilities, premises, machinery or assets of the Company, except for those in the ordinary course of business and which would not result in a Material Adverse Change.

SCHEDULE 4
PROJECT DOCUMENTS
1.	Investment Agreement;

2.	Participants’ Agreement;

3.	Option Agreement;

4.	License Agreement;

5.	Distribution Agreement;

6.	IPG Distribution Agreement;

7.	Amended Charter of the Company;

8.	Statute of the Board of Directors;

9.	Statute of the General Meeting;

10.	Statute of the General Director;

11.	Monitoring Regulation enacted by the Company;

12.	Special Bank Account Agreement of the Company;

13.	Disclosure Letter (and Disclosure Update, if applicable); and

14.	Supply Agreement.

SCHEDULE 5
DOCUMENTS/ACTIONS SUPPORTING THE FULFILMENT OF CONDITIONS

SCHEDULE 6
FORM OF THE STATUTE OF THE BOARD OF DIRECTORS

SCHEDULE 7
MONITORING REGULATIONS

SCHEDULE 8
DEADLOCK RESOLUTION
1.1.	In the event of a disagreement arising between the Participants as to whether a matter falls within the competence of the General Meeting or the Board, which results in the inability of either the General Meeting or the Board meeting to implement the relevant matter of a period of forty (40) days from the date on which the first such meeting was proposed to be held (or such earlier time as the Participants may between themselves agree in writing), then a deadlock shall be deemed to have arisen in relation to such matter (“Deadlock”).

1.2.	Whenever a Deadlock is deemed to have arisen, each Participant may, within 5 (five) Business Days of the date on which the Deadlock is deemed to have arisen, give notice to the other Participants that in its opinion there is a Deadlock (“Deadlock Notice”) and identifying the matter over which the Participants are deadlocked.

1.3.	Within a period of 5 (five) Business Days following service of the Deadlock Notice Participants shall refer the matter which has given rise to the Deadlock to the chief executive officers (“CEOs”) (or their equivalents, including acting by way of proxy) of the Corporation and IPG Photonics for the resolution of the issue and shall each use all reasonable endeavors in good faith to resolve the dispute.

1.4.	The CEOs shall consider the matter which has given rise to the Deadlock and notify the Participants within 10 (ten) Business Days of the date of the Deadlock Notice as to whether or not they have resolved the Deadlock.

1.5.	In the event the CEOs have resolved the Deadlock within the time period referred to in paragraph 1.4 they shall prepare minutes setting out the adopted decision and the Participants shall pass, or shall procure that the Directors pass, all such resolutions as may be required to implement the decision adopted by the CEOs.

1.6.	In the event the CEOs have not resolved the Deadlock within the time period referred to in paragraph 1.4 the matter which has given rise to the Deadlock shall be referred to non-binding mediation in accordance with the Rules of the Mediation Institute of the Stockholm Chamber of Commerce, unless one of the parties objects. One neutral mediator shall be selected for this purpose. Should the Participants agree with the decision made under the mediation, the Participants shall execute a settlement agreement confirming the resolution of the Deadlock. If one of the parties objects to mediation or if the mediation is terminated, or if within thirty days from the commencement of the mediation procedures the parties are still unable to resolve the Deadlock, the dispute shall be finally resolved by way of arbitration in accordance with clause 17.2 of the Investment Agreement.

SCHEDULE 9
BUSINESS PLAN

nvestment Use of Proceeds Budget

			percentage of	25% limit
use of proceeds categories	Description	USDm	proceeds	USDm
commercial real estate	land & new buildings (including improvements and modifications) related to the project	18,0	36%	22,50

manufacturing, test and research & development equipment	equipment including but not limited to perform, processing, fiber, diode packaging and crystals	9,0	18%	11,25

material processing integrated systems, equipment and technologies	equipment, systems and technologies for material processing integrated systems using a laser source, including but not limited to cells, welding, robots, gantry and micromachining	8,0	16%	10,00

acquisitions	acquisitions or investments in companies having technologies, products, distribution, know-how, IP related to lasers or telecommunication products benefiting the project. Acquisitions of assets or intangible rights related to the same	10,0	20%	12,50

sales, service and application centers	investments to open and operate sales, service and apps centers in CIS to further expand the sales and distribution of NTO products	3,0	6%	3,75

general capex and working capital refillable basket	to be allocated and documented by management in relation to the report. If subsequently Rusnano decides to invest more money in the project the additional proceeds will be allocated in the general refillable basket	2,0	4%	2,50

repayment of the Put Option Price	repayment of the Put Option Price or Call Option Price under the Put and Call Option Agreement	*	*	*

Rusnano proceeds deposited in special bank account		50,0	100%

Note: NTO can allocate up to 25% of a category to another category without prior approvals. The general basket will be in addition to the 25%

* As permitted by Section 3.7 of the Option Agreement		1,25

As related to the use of proceeds categories above: The project definition includes equipment modernization, construction of the new production facilities for the expansion of laser and telecommunication systems, equipment and component production, to the sales infrastructure development in CIS, research and development, acquisitions of related technologies and in working capital.

SCHEDULE 10
FORM OF THE CHARTER
[the remainder of this page is intentionally left blank. The text of the schedule begins from the next page]

APPROVED by the
General Participants’ Meeting
“____” ________________ 20__
Minutes No. ___ of “___” __________ 20__
C H A R T E R
of
LIMITED LIABILITY COMPANY
“Scientific and Technical Association “IRE-Polus”

TABLE OF CONTENTS

1. GENERAL PROVISIONS	59
2. CORPORATE NAME AND LOCATION OF THE COMPANY	59
3. LEGAL STATUS OF THE COMPANY	60
4. BRANCHES AND REPRESENTATIVE OFFICES	60
5. PURPOSE AND SCOPE OF ACTIVITY OF THE COMPANY	60
6. RIGHTS AND OBLIGATIONS OF COMPANY PARTICIPANTS	61
7. CHARTER CAPITAL	62
8. CONTRIBUTIONS TO THE COMPANY’S ASSETS	62
9. TRANSFER OF A PARTICIPATION INTEREST (A PORTION THEREOF) OF A COMPANY PARTICIPANT IN THE CHARTER CAPITAL TO OTHER COMPANY PARTICIPANTS OR THIRD PARTIES. PLEDGE OF A PARTICIPATION INTEREST (A PORTION THEREOF)	62
10. ACQUISITION OF A PARTICIPATION INTEREST OR A PORTION THEREOF IN THE CHARTER CAPITAL BY THE COMPANY	67
11. WITHDRAWAL OF A PARTICIPANT FROM THE COMPANY	68
12. DISTRIBUTION OF PROFIT AMONG COMPANY PARTICIPANTS	68
13. STRUCTURE OF COMPANY GOVERNING AND SUPERVISORY BODIES	68
14. GENERAL PARTICIPANTS MEETING	68
15. BOARD OF DIRECTORS	80
16. GENERAL DIRECTOR	89
17. EXTERNAL AUDITS	90
18. COMPANY FUNDS	90
19. LIST OF COMPANY PARTICIPANTS	90
20. STORAGE OF COMPANY DOCUMENTS. INFORMATION ON THE COMPANY	91
21. REORGANIZATION AND LIQUIDATION OF THE COMPANY	91

1.	GENERAL PROVISIONS
1.1.	This charter shall govern the operations of Limited Liability Company “Scientific and Technical Association “IRE-Polus” (hereinafter — the “Company”), registered in the Unified State Register of Legal Entities under the Principal State Registration Number (OGRN) 1025007069493, in accordance with the Civil Code of the Russian Federation, Russian Federal Law No. 14-FZ “On Limited Liability Companies”, dated February 8, 1998, as amended and supplemented (hereinafter — the “LLC Law”), and other applicable Russian legislation, and shall be the Company’s constituent document.

1.2.	The Company was registered by Decree of the Head of Administration of Fryazino town of Moscow Region No. 68 dated February 3, 1992 as Limited Liability Partnership “Scientific and Technical Association “IRE-Polus” and is a legal successor of Small enterprise “Scientific and Implementation center “IRE-Polus” , registered by Resolution of the Executive committee of the Council of people’s deputies of Fryazino town of Moscow Region No. 617/16 dated October 31, 1990. The change of the name of Limited Liability Partnership “Scientific and Technical Association “IRE-Polus” to Limited Liability Company “Scientific and Technical Association “IRE-Polus” was registered by Decree of the Head of Administration of Fryazino town of Moscow Region No. 87 dated February 9, 1996.

1.3.	The Company is established for an indefinite term.

1.4.	The Company has the following participants:
1.4.1.	IPG Laser GmbH, a legal entity established and operating under the laws of the Republic of Germany, registration number HR B 4466, having its registered address at Siemensstrasse 7, D-57299 Burbach, Germany (hereinafter — “IPG”);

1.4.2.	State Corporation “Russian corporation of nanotechnologies”, a legal entity established and operating under the laws of the Russian Federation, Principal State Registration Number (OGRN) 1077799020452, having its registered address at 12A Nametkina St., Moscow 117420, Russian Federation (hereinafter — “Rusnano”); and

1.4.3.	IPG Photonics Corporation, a company incorporated under the laws of Delaware, the United States of America, registration number 2972875, having its registered office at 50 Old Webster Road, Oxford, MA 01540 USA (hereinafter — “IPG Photonics”).
2.	CORPORATE NAME AND LOCATION OF THE COMPANY
2.1.	Firm name of the Company:
2.1.1.	full firm name in the Russian language: in the English language: Limited Liability Company “Scientific and Technical Association “IRE-Polus”;

2.1.2.	abbreviated firm name in the Russian language: in the English language: “IRE-POLUS” Ltd.
2.2.	Location of the Company: 1, Akademika Vvedenskogo Square, Fryazino, Moscow Region 141190, Russia.

3.	LEGAL STATUS OF THE COMPANY
3.1.	The Company shall own its separate assets, which shall be recorded on its balance sheet; it may in its own name acquire and exercise property and non-property rights, assume obligations and act as a plaintiff and as a defendant in court.

3.2.	The Company shall have a round seal bearing its full firm name in the Russian language and indicating its location. The Company’s seal may also contain the Company’s firm name in any language of the peoples of the Russian Federation and/or a foreign language. The Company is entitled to have stamps and letterheads featuring its firm name, its logo, as well as duly registered trademarks and other means of individualization.

3.3.	The Company may participate in and establish commercial organizations in and outside of the Russian Federation.

3.4.	The Company may voluntarily be a member, founder or participant of unions and associations, as well as other non-commercial organizations in and outside of the Russian Federation.
4.	BRANCHES AND REPRESENTATIVE OFFICES
4.1.	The Company may establish branches and representative offices in and outside of the Russian Federation in accordance with the requirements of the LLC Law and other federal laws, and outside the Russian Federation also in accordance with the legislation of the foreign state on the territory of which the branches are established and representative offices are opened, unless otherwise is provided for by the international treaties to which the Russian Federation is a party.

4.2.	The resolution on the establishment of branches and opening representative offices, as well as on the appointment of their managers shall be passed by the Company’s board of directors (hereinafter — the “Board of Directors”). The managers of branches and representative offices shall act on the basis of powers of attorney issued by the Company.

4.3.	Neither a branch nor a representative office of the Company are legal entities, and they operate on the basis of regulations approved by the Board of Directors. A branch and a representative office are vested with assets by the Company.
5.	PURPOSE AND SCOPE OF ACTIVITY OF THE COMPANY
5.1.	The purpose of the Company’s activity is obtaining profit.

5.2.	The Company may carry out any one or some of the following main types of activity (in no order of priority):
5.2.1.	scientific and technical activity in accordance with the definition given in the Federal Law “On Science and State Scientific and Technical Policy”;

5.2.2.	R&D for creating new technologies, materials, devices, appliances, systems, machines, and software;

5.2.3.	manufacturing prototypes and test lots of new products;

5.2.4.	organizing and carrying out tests and appraisals on the domestic and foreign markets, in accordance with general standards and the specific requirements of customers;

5.2.5.	organizing training of scientific employees;

5.2.6.	organizing (if possible) production of developed samples within the Company or other organizations;

5.2.7.	sale of its products in the form of finished products, samples, technologies, licenses, know-how on the domestic and foreign markets primarily covering the CIS countries based on direct business agreements and contracts;

5.2.8.	rendering production, scientific consulting, start-up, repair, servicing, advertising, commercial and other types of services, carrying out scientific and technical expert examinations;

5.2.9.	creating and selling scientific and technical documentation;

5.2.10.	certification of production and products, trials;

5.2.11.	engineering services;

5.2.12.	mediation and implementation of storage instructions;

5.2.13.	procurement activity;

5.2.14.	holding auctions, participating in tenders, stock market activity;

5.2.15.	operations (services) related to the protection of intellectual property objects (patents, licenses, know-how, etc.);

5.2.16.	editing and printing-related activity;

5.2.17.	release of consumer, enterprise, research, and telecom products;

5.2.18.	independently carrying out foreign economic activity in accordance with the applicable legislation; and

5.2.19.	other types of activity which are not prohibited by the applicable legislation.
5.3.	The Company may engage in certain types of activities the list of which is established by federal law solely on the basis of a special permit (license).
6.	RIGHTS AND OBLIGATIONS OF COMPANY PARTICIPANTS
6.1.	Each Company participant is entitled:
6.1.1.	to participate in the governance of the Company’s affairs using the procedures provided for by the LLC Law and this charter;

6.1.2.	to receive information on the Company’s activity and have access to its accounting and other records using the procedures established by this charter, including having access to the Company budgets, the plans of financial, business and investment activity, reports and other documents related to planning and actual realization of Company cash expenditures;

6.1.3.	to take part in the distribution of profit in accordance with the procedures provided for by this charter;

6.1.4.	under the procedures and in compliance with the limitations established by the LLC Law and this charter, to sell or otherwise dispose of its participation interest or a portion thereof in the Company’s charter capital to one or several Company participants and/or to a third party;

6.1.5.	to exercise the preemptive right to purchase a participation interest or a portion thereof in the Company’s charter capital to be sold by a Company participant to a third party;

6.1.6.	to receive a portion pro-rata of the Company’s assets or their monetary value in the event of the Company’s liquidation remaining after the Company’s settlements with creditors;

6.1.7.	to carry out actions connected with participation in the General Participant’s Meeting, including but not limited to taking part in the voting (including absentee voting) at the General Participants’ Meeting on all issues within its competence, nominating candidates to the Company’s bodies, proposing issues to be included on the agenda of the General Participants’ Meeting, participating in the General Participants Meeting personally or through its representatives using the procedures established by the LLC Law, this charter and internal documents of the Company;

6.1.8.	to submit an application to make an additional contribution to the Company’s charter capital and to make additional contributions to the Company’s charter capital if the General Participants’ Meeting passes a resolution on the increase of the Company’s charter capital by way of additional contributions to be made by Company participants;

6.1.9.	to request for the convocation of an extraordinary General Participants’ Meeting and also to convene an extraordinary General Participants Meeting’ in the cases and according to the procedures provided for by the LLC Law and this charter;

6.1.10.	to claim in court the exclusion of a Company participant from the Company in accordance with the provisions of the LLC Law and this charter;

6.1.11.	to require that an audit of the Company’s activity be conducted by a professional external auditor chosen by such Company participant, in the cases and using the procedures established by the LLC Law and this charter; and

6.1.12.	to exercise other customary rights provided for by the applicable legislation, this charter and resolutions of the General Participants’ Meeting passed within its competence.
6.2.	Each Company participant is obliged:
6.2.1.	to fulfill the requirements of this charter and resolutions of the Company’s bodies, including, but not limited to, pay the creditors of a Company participant in the event execution is levied on such participant’s participation interest or a portion thereof in the Company’s charter capital the actual value of such participation interest (portion thereof), should the relevant resolution be passed by the General Participants’ Meeting, as well as to make contributions to the Company’s assets using the procedures, in the amounts, in the composition and within the time periods provided for by the LLC Law, this charter and resolutions of the General Participants’ Meeting;

6.2.2.	to pay for the participation interest in the Company’s charter capital using the procedures, in the amount and within the time periods provided for in the LLC Law and resolutions of the General Participants’ Meeting;

6.2.3.	not to disclose confidential information about the Company’s operations;

6.2.4.	to inform the Company timely on any changes in the information regarding its name or firm name, legal status, key management changes, residential address or registered address, as well as in the information on the participation interests held by such Company participant in the Company’s charter capital; and

6.2.5.	to perform other obligations provided for by the applicable legislation, this charter, and resolutions of the General Participants’ Meeting passed within its competence.

7.	CHARTER CAPITAL
7.1.	The Company’s charter capital is comprised of the nominal value of participation interests of its participants. The size of the Company’s charter capital is (46,647.23) forty six thousand six hundred forty seven rubles and twenty three kopecks.

7.2.	The size of the participation interest of a participant in the Company’s charter capital shall be reflected in percent. The actual value of the participation interest held by a Company participant in the Company’s charter capital shall be equal to that portion of the Company’s net assets, which is proportional to the size of such Company participant’s participation interest.

7.3.	The Company’s charter capital may be increased only after it has been fully paid up. The Company’s charter capital may be increased using:
7.3.1.	the assets (own internally generated funds) of the Company;

7.3.2.	additional contributions made by Company’s participants; and

7.3.3.	contributions made by third parties and accepted by the Company’s participants.
7.4.	Payment for participation interests in the Company’s charter capital may be effected using money, securities, other property or property rights, or other rights which have a monetary value.
8.	CONTRIBUTIONS TO THE COMPANY’S ASSETS
8.1.	Upon the approval of a resolution at the General Participants’ Meeting, Company participants are to make contributions to the Company’s property pro rata to the sizes of the participation interests held by them in the Company’s charter capital subject to exclusion set out in clause 8.3 of this charter. The resolution on making contributions to the Company’s assets must provide for the total amount and composition of the contributions, as well as the time period for making them.

8.2.	Contributions to the Company’s assets shall not change the sizes and nominal value of participation interests held by Company participants in the Company’s charter capital.

8.3.	Any contribution of Rusnano to the Company’s assets in any case shall not exceed (10) ten rubles.
9.	TRANSFER OF A PARTICIPATION INTEREST (A PORTION THEREOF) OF A COMPANY PARTICIPANT IN THE CHARTER CAPITAL TO OTHER COMPANY PARTICIPANTS OR THIRD PARTIES. PLEDGE OF A PARTICIPATION INTEREST (A PORTION THEREOF) OF A COMPANY PARTICIPANT
9.1.	Company participant shall have the right to sell or otherwise dispose of its participation interest or a portion thereof in the Company’s charter capital to one or more Company participants and consent of other Company participants is required to such transaction if the subject matter of such transaction is the entire participation interest in the Company’s charter capital held by such Company participant rather than a portion of the participation interest.

9.2.	The sale or other disposal by a Company participant of a participation interest or a portion thereof in the Company’s charter capital to third parties shall be allowed provided that the requirements stipulated by this charter and the LLC Law have been complied with, and shall be subject to the consent of all the other Company participants.

9.3.	Until it is paid-up in full, a participation interest held by a Company participant in the Company’s charter capital may be disposed only to the extent it has been paid-up.

9.4.	The consent of the Company participants to the sale or other disposal of a participation interest or a portion thereof in the Company’s charter capital to a third party (third parties) or other Company’s participant(s) shall be deemed to have been obtained provided that within thirty (30) days after the Company receives the relevant notice or offer from a Company’s participant regarding the disposal of its participation interest or a portion thereof in the Company’s charter capital, notices from all Company participants regarding their consent to the disposal of the participation interest (portion thereof) under the transaction or to the transfer to a third party on other grounds are received by the Company in writing, or that no notices on the refusal to grant consent to the disposal or transfer of the participation interest (portion thereof) are received within the said time period.

9.5.	Company participants shall enjoy the preemptive right to purchase a participation interest or a portion thereof of a Company participant at the price offered to a third party, pro rata to the sizes of their respective participation interests. This signifies that each Company participant exercising the preemptive right shall be entitled to purchase a portion of the participation interest in the Company’s charter capital offered for sale, which shall not exceed the size of the participation interest in the Company’s charter capital held by such Company participant in proportion to the total amount of the Company’s charter capital, not taking into account the participation interest (portion thereof) offered for sale.

The maximum size of a participation interest due to a Company participant which exercises its preemptive right shall be determined using the following formula:

X= Psale * Pbuy/(100% — Psale), where

“Psale” — is the size of the participation interest (portion thereof) in the Company’s charter capital offered for sale;

“Pbuy” — the size of the participation interest in the Company’s charter capital held by a Company participant who has submitted an application on the exercise of its preemptive right to purchase;

«*» — arithmetical sign of multiplication;

«/» — arithmetical sign of division;

«—» — arithmetical sign of subtraction.
9.6.	Should some of the Company participants waive their preemptive right to purchase the participation interest (portion thereof) in the Company’s charter capital, the Company participants that exercised their preemptive right shall purchase the remaining participation interest or a portion thereof in the Company’s charter capital offered for sale pro rata to the sizes of their respective participation interests.

The size of a portion of a participation interest in the Company’s charter capital to be acquired additionally which is due to each of the Company participants having exercised the preemptive right shall be determined using the following formula:

X= Pnosale * Pbuy/S, where

“Pnosale” — the size of a portion of a participation interest in the Company’s charter capital in respect of which the preemptive right to acquire it has not been exercised;

“Pbuy” — the size of the participation interest in the Company’s charter capital held by a Company participant who has exercised the preemptive right to purchase the participation interest (a portion thereof) in the Company’s charter capital offered for sale.

“S” — the total size of the participation interests in the Company charter capital held by the Company participants who have exercised their preemptive rights to acquire the participation interest (a portion thereof) in the Company’s charter capital offered for sale;

«*» — arithmetical sign of multiplication;

«/» — arithmetical sign of division.

9.7.	In the event that the Company’s participants refused to exercise their preemptive right to acquire the relevant portions of the participation interest (portion thereof) being offered for sale by a Company’s participant, the Company shall enjoy the preemptive right to purchase the participation interest (a portion thereof) offered for sale at the offering price to a third party, provided that as a result of the exercise by the Company of its preemptive right, the entire participation interest (a portion thereof) offered for sale by the relevant participant is acquired. The assignment of these preemptive rights for the purchase of a participation interest or a portion thereof in the Company’s charter capital, from a participant or from the Company, is not permitted.

9.8.	A Company participant who intends to sell its participation interest or a portion thereof in the Company’s charter capital to a third party is required to provide a notice regarding the same to the other Company participants and the Company itself in writing by sending through the Company at its own expense an offer addressed to these persons, which specifies the price and other terms and conditions of the contemplated sale. The offer to sell a participation interest or a portion thereof in the Company’s charter capital shall be deemed to have been received by all Company participants upon its receipt by the Company. Such offer may be accepted by a person being a Company participant at the time of the acceptance, and also by the Company. An offer shall be deemed not to have been received if a notice on its recall has arrived to a Company participant no later than the day that the offer is received by the Company.

The recall of an offer to sell a participation interest or a portion thereof after it has been received by the Company shall be permitted only upon the consent of Company participants.

9.9.	Company participants are entitled to exercise the preemptive right to purchase the participation interest (portion thereof) in the Company’s charter capital within sixty (60) days after the date that the offer is received by the Company.

9.10.	The Company shall be entitled to exercise the preemptive right to purchase a participation interest or a portion thereof in the Company’s charter capital within thirty (30) days from the expiration date of the time period for the exercise of the preemptive right to purchase the participation interest (portion thereof) in the Company’s charter capital belonging to Company participants, or if all the remaining Company participants have waived their preemptive right — from the date that the Company receives the last of such waivers.

9.11.	The preemptive right for the purchase of a participation interest (portion thereof) in the Company’s charter capital belonging to a Company participant shall terminate on the earliest day to occur of:
9.11.1.	provision of a written waiver of the preemptive right; or

9.11.2.	expiration of the time period for the exercise by the Company participants of this preemptive right provided for by this charter.

9.12.	The preemptive right for the purchase of a participation interest (portion thereof) in the Company’s charter capital belonging to the Company shall terminate on the earliest day to occur of:
9.12.1.	provision of a written waiver of the preemptive right; or

9.12.2.	expiration of the time period for the exercise by the Company of this preemptive right provided for by this charter.
9.13.	Company participants’ waivers of the preemptive right to purchase a participation interest (portion thereof) must be submitted to the Company before the expiry of the time period for the exercise of the preemptive right provided for in this charter. The Company’s waiver of the preemptive right provided for by the charter for the purchase of a participation interest (a portion thereof) in the Company’s charter capital shall be delivered to the Company participant which sent the offer to sell the participation interest (a portion thereof) before the expiry of the time period for the exercise of the preemptive right provided for in this charter. The Company’s waiver of the said preemptive right to purchase a participation interest (a portion thereof) in the Company’s charter capital shall be signed by the chairman of the Board of Directors or any other person authorized to the same by a resolution of the Board of Directors.

The signature on the waiver of a Company participant or of the Company of the respective preemptive right to purchase a participation interest (portion thereof) in the Company’s charter capital must be certified by a notary.

9.14.	Save as expressly permitted by this charter, a transfer of a participation interest in the Company’s charter capital to the heirs of individuals and the legal successors of reorganized legal entities being Company participants, and the transfer of the participation interest in the Company’s charter capital belonging to a legal entity which has been liquidated to its founders (participants), who have material rights to its assets or obligation rights in regard to the legal entity, shall be allowed subject to the consent of participants.

Such consent shall be considered to have been obtained provided that all the Company participants have provided written consents to the transfer of the participation interest or a portion thereof within thirty (30) days after the relevant notice has been received by the Company or if within the same period none of them has presented a written refusal to grant such consent to the transfer of the participation interest (portion thereof) in the Company’s charter capital.

Until the heir of a Company participant who has died accepts an inheritance, the management of his/her participation interest in the Company’s charter capital shall be carried out using the procedures provided for by the Civil Code of the Russian Federation.

The transfer of a participation interest held by Rusnano in the Company’s charter capital to the legal successor of Rusnano in the event of its reorganization in the form of a transformation into an open joint stock company pursuant to Federal Law No. 211-FZ “On the Reorganization of the Russian Corporation of Nanotechnologies” dated July 27, 2010, for one time only, shall not require a consent of the Company or of its other participants.

9.15.	Upon the sale of a participation interest (portion thereof) in the Company’s charter capital at a public auction, the rights and obligations of a Company participant to such participation interest (portion thereof) may be transferred upon the consent of other Company participants.

9.16.	A Company participant shall be entitled to pledge a participation interest (portion thereof) in the Company’s charter capital to another Company participant. A Company participant shall be entitled to pledge a participation interest (portion thereof) in the Company’s charter capital to a third party upon the consent of the General Participants’ Meeting.

10.	ACQUISITION OF A PARTICIPATION INTEREST OR A PORTION THEREOF IN THE CHARTER CAPITAL BY THE COMPANY
10.1.	A participation interest (portion thereof) in Company’s charter capital shall be transferred to the Company in the following cases:
10.1.1.	upon the request of a Company participant should other Company participants (any of them) fail to grant consent to the disposal by such Company participant of the participation interest (portion thereof) held by it in the Company’s charter capital to a third party;

10.1.2.	should the General Participants’ Meeting pass a resolution to enter into a major transaction or to increase the Company’s charter capital through additional contributions to be made by all Company participants, upon the request of a Company participant who voted against passing such resolution(s) or did not take part in the voting;

10.1.3.	the exclusion of a participant from the Company;

10.1.4.	if the consent of Company participants to the transfer of a participation interest (portion thereof) to the heirs of individuals and the legal successors of reorganized legal entities being Company participants, to the transfer of the participation interest belonging to the liquidated legal entity or its founders (participants) who have material rights to its assets or obligation rights regarding this legal entity has not been obtained;

10.1.5.	if the consent of Company participants to the sale of a participation interest (portion thereof) in the Company’s charter capital at a public auction has not been obtained;

10.1.6.	the payment by the Company of the actual value of the participation interest (portion thereof) held by a Company participant in case of levy of execution on this participation interest (portion thereof) based upon the claims of creditors of such Company participant.
10.2.	In the cases provided for by sub-clauses 10.1.1 and 10.1.2 of this charter within six (6) months after the day that the corresponding liability arose, the Company shall be required to pay a Company participant the actual value of its participation interest in the Company’s charter capital as determined on the basis of the Company’s accounting reports for the last reporting period preceding the date of the relevant notification submitted by the Company participant to the Company, or upon the consent of such Company participant, to provide it with the property in kind of the same value.

10.3.	Within one (1) year after the date of the transfer of a participation interest (portion thereof) in the Company’s charter capital to the Company, such participation interest (portion thereof) must be either distributed upon a resolution of the General Participants’ Meeting among all Company participants pro rata to the sizes of their respective participation interests in the Company’s charter capital or offered for purchase to all or some Company participants and (or) third parties.

A participation interest (portion thereof) in the Company’s charter capital which has not been distributed or sold within the time period established by this charter must be redeemed, and the amount of the Company’s charter capital must be decreased by the amount of the nominal value of this participation interest (portion thereof).

10.4.	Participation interests held by the Company shall not be taken into account when determining voting results at the General Participants’ Meeting, when distributing the Company’s profit, as well as distributing the Company’s assets in case of its liquidation.

11.	WITHDRAWAL OF A PARTICIPANT FROM THE COMPANY
11.1.	The withdrawal of a participant from the Company through alienation of its participation interest to the Company shall be prohibited.
12.	DISTRIBUTION OF PROFIT AMONG COMPANY PARTICIPANTS
12.1.	The Company is entitled to resolve on the distribution of Company’s net profit among Company participants on a quarterly, semi-annual or an annual basis. The resolution determining the portion of the Company’s profit to be distributed among Company participants shall be passed by the General Participants’ Meeting.

12.2.	The amount of the net profit which is to be distributed in proportion to the participation interests of participants in the Company’s charter capital, the form of payment, as well as the payment term shall be determined by the resolution of the General Participants’ Meeting regarding the distribution of net profit (a portion thereof) among all Company participants.
13.	STRUCTURE OF COMPANY GOVERNING AND SUPERVISORY BODIES
13.1.	The Company’s governing and supervisory bodies are the following:
13.1.1.	the General Participants’ Meeting;

13.1.2.	the Board of Directors; and

13.1.3.	the sole executive body — the general director (hereinafter — the “General Director”).
13.2.	Should it be decided to liquidate the Company and appoint a liquidation commission, all the management functions with respect to the Company shall be transferred to such liquidation commission.
14.	GENERAL PARTICIPANTS MEETING
14.1.	The General Participants’ Meeting is the supreme governing body of the Company. The General Participants’ Meeting may be ordinary (annual) or extraordinary.

14.2.	The following issues shall be referred to the exclusive competence of the General Participants’ Meeting:

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
AMENDING AND SUPPLEMENTING THE CHARTER OF THE COMPANY

14.2.1	Approval of amendments to the Company charter, including supplementing it, approval of a new version of the charter save for the instances envisaged by clauses14.2.2, 14.2.3, 14.2.4, 14.2.6, 14.2.7, 14.2.20, 14.2.21, 14.2.22, 14.2.23, 14.2.45, 14.2.57, 14.2.58, 14.2.60, 14.2.62, and 14.2.64 of this charter	90% of the total number of votes held by all Company participants

14.2.2	Approval of amendments to the Company charter related to establishing the right of a	Unanimously by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
Company participant to withdraw from the Company

14.2.3	Approval of amendments to the Company charter related to the establishment of the procedures for distributing profit among Company participants in a manner other than pro rata to the sizes of their respective participation interests in the Company’s charter capital	Unanimously by all Company participants

14.2.4	Approval of amendments to the Company charter related to the establishment of voting procedures under which a Company participant (participants) has (have) a number of votes at the General Participants’ Meeting, which is not proportional to the size of its (their) participation interest(s) in the Company’s charter capital	Unanimously by all Company participants

14.2.5	Approval of amendments to the Company charter related to an increase of an amount of major transactions in comparison to the amount specified in the LLC Law	90% of the total number of votes held by all Company participants

14.2.6	Approval of amendments to the Company charter related to the change of the amount of the charter capital	A three-fourths’ majority vote of the total number of votes held by all Company participants

14.2.7	Approval of amendments to the Company charter related to the establishment of branches and representative offices of the Company	A three-fourths’ majority vote of the total number of votes held by all Company participants

REORGANIZATION AND LIQUIDATION OF THE COMPANY

14.2.8	Reorganization of the Company	Unanimously by all Company participants

14.2.9	Liquidation of the Company	Unanimously by all Company participants

14.2.10	Appointment of the liquidation commission and approval of the liquidation balance sheets	A majority vote of the total number of votes held by all Company participants

FORMATION OF COMPANY BODIES

14.2.11	Determination of the number of Board of Directors’ members	90% of the total number of votes held by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
14.2.12	Election of members of the Board of Directors	Cumulative voting

14.2.13	Early termination of the authorities of all members of the Board of Directors	A majority vote of the total number of votes held by all Company participants

INCREASING THE CHARTER CAPITAL

14.2.14	Approval of the monetary value of the property contributed as a payment for a participation interest in the Company’s charter capital	Unanimously by all Company participants

14.2.15	A resolution on the provision by the Company participant having transferred the property to the Company with monetary compensation equal to the payment for the use of the same property on similar terms during the remaining period of use of the property, and the procedures for providing it, should the Company’s right to use the property terminate before the expiry of the time period for which such property was transferred to the Company’s use in payment for a participation interest in the Company charter capital	A majority vote of the total number of votes held by all Company participants.

The votes of the Company participant who transferred the right (which was terminated early) for the use of the property as the payment for its participation interest shall not be counted

14.2.16	Increase of the Company’s charter capital using its assets (own funds)	A three-fourths’ majority vote of the total number of votes held by all Company participants

14.2.17	Increase of the Company’s charter capital using additional contributions of all Company participants	A three-fourths’ majority vote of the total number of votes held by all Company participants

14.2.18	Determination of the time period for Company participants to make additional contributions to the Company charter capital	90% of the total number of votes held by all Company participants

14.2.19	Approval of the results of additional contributions to the Company’s charter capital made by Company participants	A three-fourths’ majority vote of the total number of votes held by all Company participants

14.2.20	Increase of the Company’s charter capital on the basis of an application of a Company participant or applications of Company participants for making an additional contribution (contributions) and approval of amendments to the Company	Unanimously by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
charter in connection with the increase in the Company’s charter capital, as well as passing a resolution on the increase of the nominal value of the participation interest of a Company participant or the participation interests of Company participants who submit an application (applications) to make an additional contribution (contributions), and, if necessary, — a resolution on changing the sizes of the participation interests of Company participants

14.2.21	Increase of the Company’s charter capital on the basis of an application from a third party or applications from third parties for accepting it or them to the Company and for making a contribution (contributions), as well as passing resolutions on accepting it or them to the Company, on the approval of amendments to the Company charter in connection with the increase of the Company’s charter capital, on determining the nominal value and size of the participation interest or participation interests of a third party or third parties in the Company’s charter capital, as well as on changing the sizes of the participation interests of Company participants	Unanimously by all Company participants

DECREASING THE CHARTER CAPITAL

14.2.22	Decrease of the Company’s charter capital through a reduction in the nominal value of the participation interests of all Company participants in the Company’s charter capital and approval of the corresponding amendments to the Company charter	A three-fourths’ majority vote of the total number of votes held by all Company participants

14.2.23	Decrease of the Company’s charter capital by redemption of participation interests belonging to the Company and approval of the corresponding amendments to the Company charter	A three-fourths’ majority vote of the total number of votes held by all Company participants

QUESTIONS RELATED TO ISSUING SECURITIES

14.2.24	Passing a resolution on the placement of bonds or other equity securities by the Company	A majority vote of the total number of votes held by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
DISTRIBUTION OF PROFIT

14.2.25	The distribution of the Company’s net profit among Company participants	90% of the total number of votes held by all Company participants

14.2.26	Passing a resolution on the payment of remuneration and (or) compensation of expenses related to performing the duties of members of the Board of Directors for the period of their performance, as well as determining the amount of these remunerations and compensations	A majority vote of the total number of votes held by all Company participants

14.2.27	Determination of the list of special-purpose reserve funds formed in the Company and approval of the regulations on such funds	A majority vote of the total number of votes held by all Company participants

CONTROL OVER THE FINANCIAL AND BUSINESS ACTIVITY OF THE COMPANY

14.2.28	Change the business purpose from the developing, manufacturing and selling of optical equipment, components, integrated systems and accessories.	90% of the total number of votes held by all Company participants

14.2.29	Approval of the annual reports and annual accounting statements	A majority vote of the total number of votes held by all Company participants. A resolution on this issue may not be passed using absentee voting (by poll)

14.2.30	Approval of the external auditor	A majority vote of the total number of votes held by all Company participants

14.2.31	Determination of the size of the payment for the auditor’s services	A majority vote of the total number of votes held by all Company participants

14.2.32	Commissioning an external audit	A majority vote of the total number of votes held by all Company participants

14.2.33	Passing a resolution on engaging an independent external auditor to inspect the status of the Company’s current affairs	A majority vote of the total number of votes held by all Company participants

14.2.34	Passing a resolution on the compensation by the Company of the expenses incurred by a Company participant in relation to payment for an external auditor’s services	A majority vote of the total number of votes held by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
APPROVAL OF PARTICULAR TYPES OF TRANSACTIONS

14.2.35	Approval of interested-party transactions in the cases provided for by the LLC Law, except for the transactions the approval of which is referred to the competence of the Board of Directors by this charter	A majority vote of the total number of votes held by all Company participants not interested in the execution of the relevant transaction

14.2.36	Approval of major transactions exceeding 50% of the Company’s book asset value as of the last reporting period	90% of the total number of votes held by all Company participants

APPROVAL OF COMPANY DOCUMENTS

14.2.37	Approval and amendment of internal documents regulating the activity of the Company’s governing and supervisory bodies (Company’s internal documents)	90% of the total number of votes held by all Company participants

PROVISION AND TERMINATION OF ADDITIONAL RIGHTS AND OBLIGATIONS TO COMPANY PARTICIPANTS

14.2.38	Passing a resolution on granting additional rights to a Company participant (participants)	Unanimously by all Company participants

14.2.39	Passing a resolution on terminating or limiting the additional rights granted to all Company participants	Unanimously by all Company participants

14.2.40	Passing a resolution on terminating or limiting the additional rights granted to a certain Company participant	A three-fourths’ majority vote of the total number of votes held by all Company participants, provided that the Company participant to whom such additional rights belong voted in favour of such resolution or provided its written consent to the same

14.2.41	Passing a resolution on imposing additional obligations on all Company participants	Unanimously by all Company participants

14.2.42	Passing a resolution on terminating additional obligations imposed on Company participants	Unanimously by all Company participants

14.2.43	Passing a resolution on imposing additional obligations on a certain Company participant	A two-thirds’ majority vote of the total number of votes of all Company participants, provided that the Company participant on whom such additional obligations are imposed voted in favour of such resolution or provided its written consent to the same

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
PLEDGE OF A PARTICIPATION INTEREST OR A PORTION OF A PARTICIPATION INTEREST OF A PARTICIPANT IN THE COMPANY CHARTER CAPITAL TO A THIRD PARTY

14.2.44	Passing a resolution on the consent to the pledge by a Company participant of its participation interest or a portion thereof in the Company’s charter capital to a third party (third parties)	A majority vote of the total number of votes held by all Company participants.

The votes of a Company participant who intends to pledge its participation interest or a portion thereof shall not be counted when determining the voting results

QUESTIONS RELATED TO THE PAYMENT OF THE ACTUAL VALUE OF A PARTICIPATION INTEREST

14.2.45	Approval of amendments to the charter related to changing the time periods for the Company to pay out to a Company participant the actual value of its participation interest in the Company’s charter capital upon its request in those cases provided for by clause 2 of Art. 23 of the LLC Law	Unanimously by all Company participants

14.2.46	Approval of amendments to the Company charter (exclusion of provisions from the charter) related to changing the time periods for the Company to pay-out to a Company participant the actual value of its participation interest in the Company’s charter capital upon its request in those cases provided for by clause 2 of Art. 23 of the LLC Law	90% of the total number of votes held by all Company participants

14.2.47	Passing a resolution on the payment by Company participants of the actual value of a participation interest or a portion thereof to the creditors of a Company participant on which assets has been levied an execution	Unanimously by all Company participants

14.2.48	Passing a resolution on the payment by the Company of the actual value of a participation interest (a portion thereof) to a participant should execution be levied on its participation interest (a portion thereof) in the Company’s charter capital, for such participant’s debts to creditors	A majority vote of the total number of votes held by all Company participants

DISTRIBUTION AND SALE OF A PARTICIPATION INTEREST BELONGING TO THE COMPANY

14.2.49	A resolution on the distribution of a participation interest or a portion thereof held by the Company in its charter capital among	A majority vote of the total number of votes held by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
all Company participants pro rata to the sizes of their respective participation interests in the Company’s charter capital

14.2.50	A resolution on offering a participation interest (a portion thereof) held by the Company in its charter capital for purchase to all or some of Company participants, which does not lead to a change of sizes of participation interests held by Company participants in the Company’s charter capital	A majority vote of the total number of votes held by all Company participants

14.2.51	Passing a resolution on offering a participation interest (a portion thereof) held by the Company in its charter capital for purchase to all or several Company participants, which leads to a change of sizes of participation interests held by Company participants in the Company’s charter capital	Unanimously by all Company participants

14.2.52	Passing a resolution on the sale of a participation interest or a portion thereof held by the Company in its charter capital to third parties	Unanimously by all Company participants

14.2.53	Determination of the price at which a participation interest (a portion thereof) held by the Company in its charter capital is to be sold, if such price differs from the price at which such participation interest (portion thereof) was transferred to the Company	Unanimously by all Company participants

ISSUES RELATED TO CONDUCTING THE GENERAL PARTICIPANTS MEETING

14.2.54	Passing a resolution on the reimbursement of the initiator of an extraordinary General Participants’ Meeting for the expenses incurred by the latter in the course of preparation, convocation and conduct of such meeting using the Company’s funds	A majority vote of the total number of votes held by all Company participants

14.2.55	Determination of the procedures for the conduct the General Participants’ Meeting in those areas not regulated by the LLC Law, the charter and the Company’s internal documents	A majority vote of the total number of votes held by all Company participants

14.2.56	Election of the chairman of the General Participants’ Meeting	A majority vote of the total number of votes held by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
CONTRIBUTIONS TO THE COMPANY’S ASSETS

14.2.57	Approval of amendments to the Company charter which provide for an obligation for Company participants to make additional contributions to the Company’s assets upon a resolution of the General Participants’ Meeting	Unanimously by all Company participants

14.2.58	Incorporating provisions into the Company charter which establish procedures for determining the amount of contributions to the Company’s assets other than pro rata to the sizes the participation interests held by Company participants in the Company’s charter capital, as well as provisions establishing limitations related to making contributions to the Company’s assets	Unanimously by all Company participants

14.2.59	Passing a resolution on making contributions to the Company’s assets	A two-thirds’ majority vote of the total number of votes held by all Company participants

QUESTIONS RELATED TO EXERCISING THE PREEMPTIVE RIGHT

14.2.60	Approval of amendments to the Company charter related to establishing the possibility for Company participants or the Company to exercise the preemptive right to purchase not all of a participation interest or not all of a portion thereof in the Company’s charter capital offered for sale	Unanimously by all Company participants

14.2.61	Approval of amendments to the Company charter (exclusion of provisions from the Company charter) related to establishing the possibility for Company participants or the Company to exercise the preemptive right to purchase not all of a participation interest or not all of a portion thereof in the Company’s charter capital offered for sale	90% of the total number of votes held by Company participants

14.2.62	Approval of amendments to the Company charter related to establishing the preemptive right for the purchase of a participation interest or portion thereof in the Company’s charter capital by Company participants or the Company at a price pre-determined by the charter, including a change in the amount of such price or the procedures for determining it	Unanimously by all Company participants

	QUESTIONS REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	EXCLUSIVE COMPETENCE OF THE	ADOPT A DECISION ON THE
No.	GENERAL PARTICIPANTS MEETING	QUESTION PUT TO A VOTE
14.2.63	Approval of amendments to the Company charter (exclusion of provisions from the Company charter), related to establishing the preemptive right for the purchase of a participation interest or portion thereof in the Company’s charter capital at a price pre-determined by the Company charter	90% of the total number of votes of Company participants

14.2.64	Approval of amendments to the Company charter establishing procedures for Company participants to exercise the preemptive right for the purchase of a participation interest or portion thereof in the Company’s charter capital other than pro rata to the sizes of the participation interests of Company participants	Unanimously by all Company participants

14.2.65	Approval of amendments to the Company charter (exclusion of provisions from the Company charter) establishing procedures for Company participants to exercise the preemptive right for the purchase of a participation interest or portion thereof in the Company’s charter capital other than pro rata to the sizes of the participation interests of Company participants	90% of the total number of votes of Company participants
14.3.	At the General Participants’ Meeting, a Company participant shall have a number of votes proportional to the size of its participation interest in the Company’s charter capital, except for those cases provided for by this charter.

14.4.	Resolutions of the General Participants’ Meeting shall be passed by voting with ballots or through the use of absentee ballots (by poll).

14.5.	The Board of Directors or the persons or bodies convening the General Participants’ Meeting shall determine:
14.5.1.	the type of the General Participants’ Meeting (ordinary or extraordinary);

14.5.2.	the form for conducting the General Participants’ Meeting (a meeting or absentee voting);

14.5.3.	the date and time for conducting the General Participants’ Meeting (when conducting a meeting in the form of the joint presence of Company participants);

14.5.4.	the place for conducting the General Participants’ Meeting (when conducting the General Participants’ Meeting in the form of the joint presence of Company participants);

14.5.5.	the mailing address (addresses), to which completed ballots are to be sent when conducting the General Participants’ Meeting in the form of absentee voting;

14.5.6.	the date for providing Company participants with ballots for absentee voting;

14.5.7.	the date for the Company to finish accepting ballots for absentee voting;

14.5.8.	the agenda for the General Participants’ Meeting;

14.5.9.	the form and text of the ballot or absentee ballot;

14.5.10.	the list of documents provided to Company participants when preparing for the General Participants’ Meeting;

14.5.11.	the text of the notice regarding the conduct of the General Participants’ Meeting which is to be sent to Company participants;

14.5.12.	the number of members and the membership of the registration and counting commission (if it is created in the Company).
14.6.	No later than twenty (20) days before the date that the General Participants’ Meeting is conducted, the Board of Directors or the persons or bodies convening the General Participants’ Meeting shall be required to notify each Company participant of this by registered letter to the address specified in the list of Company participants. The list of information which must be specified in the notice shall be determined in accordance with the LLC Law and internal Company documents regulating the procedures for convening the General Participants’ Meeting.
14.7.	Any Company participant is entitled to nominate candidates for election to the Board of Directors. Such proposals must arrive at the Company no later than seven (7) days before the General Participants’ Meeting is conducted. The proposal for candidates for the Company’s bodies must contain the following information:
14.7.1.	the name (company name) of the Company participant submitting the nomination;

14.7.2.	the name and data of the personal identification document (document series and (or) number, its date and place of issuance, and the body issuing the document) for each candidate nominated;

14.7.3.	the name of the body which the candidate is being nominated for election to;

14.7.4.	other information on that person provided for by this charter.
14.8.	Candidate nominations for election to Company bodies may include other information on the candidates. One nomination may not contain a number of candidates exceeding the number of vacancies with this body. The candidate’s written consent to the election must be attached to the candidate nominations for election to Company bodies.
14.9.	The Board of Directors or the persons or bodies convening the General Participants’ Meeting shall not be entitled to make changes to the wording of the additional agenda issues proposed by Company participants. The additional issues received from Company participants shall be included on the agenda of the General Participants’ Meeting, except for issues which are not referred to the competence of the General Participants’ Meeting or do not comply with the requirements of federal laws.
14.10.	If changes are made to the initial agenda of the General Participants’ Meeting by proposal from the Company participants, then three (3) days before it is conducted, the Board of Directors or the persons or bodies convening the General Participants’ Meeting shall notify all Company participants regarding the changes made to the agenda in the same way in which notice regarding the conduct of the General Participants’ Meeting is to be made pursuant to this charter.
14.11.	In accordance with the applicable legislation and the internal Company documents regulating the procedures for the convocation of the General Participants’ Meeting, the Board of Directors or the persons or bodies convening the General Participants’ Meeting shall determine the list of information and materials to be provided to Company participants for a particular General Participants’ Meeting.
14.12.	The Board of Directors or the persons or bodies convening the General Participants’ Meeting shall send to Company participants information and materials together with the notice on the conduct of the General Participants’ Meeting, and should the agenda be changed, the relevant information and materials shall be sent together with the notice on such a change.
14.13.	The ordinary General Participants’ Meeting shall be conducted by resolution of the Board of Directors no earlier than two (2) months and no later than four (4) months after the end of the financial year. The following issues shall be decided annually at the ordinary General Participants’ Meeting:
14.13.1.	approval of the annual reports (annual results of the Company’s activity);

14.13.2.	approval of the annual balance sheets;

14.13.3.	distribution of profit according to the year’s results;

14.13.4.	election of the members of the Board of Directors;

14.13.5.	approval of the Company’s external auditor;

14.13.6.	other issues on the agenda.
14.14.	An extraordinary General Participants’ Meeting shall be convened by the Board of Directors based upon:
14.14.1.	the Board’s own initiative;

14.14.2.	the request of the external auditor;

14.14.3.	the request of Company participants (a participant) possessing in total no less than 1/10 of the total number of votes of Company participants;

14.14.4.	the request of the General Director.
14.15.	A request of the external auditor and the General Director to convene an extraordinary General Participants’ Meeting must contain the issues proposed for the agenda of the extraordinary General Participants’ Meeting. The request of a Company participant to convene an extraordinary General Participants’ Meeting must contain:
14.15.1.	Last Name, First Name, Patronymic (company name) of the Company participants (participant);

14.15.2.	information on the size of the participation interest held by the participant (participants);

14.15.3.	the issues proposed for the agenda for the extraordinary General Participants’ Meeting.
14.16.	A request to convene an extraordinary General Participants’ Meeting may contain wording of resolutions on the proposed agenda issues and an indication of the form for conducting the extraordinary General Participants’ Meeting.

14.17.	Within five (5) days after receiving the request, the Board of Directors shall be required to review the request which has been received and to pass a resolution on the conduct of an extraordinary General Participants’ Meeting or on refusing to conduct it. The resolution to refuse to conduct an extraordinary General Participants’ Meeting may only be passed if:
14.17.1.	the procedures for making requests to conduct an extraordinary General Participants’ Meeting established in the LLC Law were not complied with;

14.17.2.	none of the issues which were proposed for inclusion on the agenda of the extraordinary General Participants’ Meeting is referred to its competence or complies with the requirements of federal laws.
14.18.	If one or several of the issues which were proposed for inclusion on the agenda of the extraordinary General Participants’ Meeting are not within the competence of the General

Participants’ Meeting or do not comply with the requirements of federal laws, these issues shall not be included on the agenda.

14.19.	The Board of Directors shall be entitled neither to make changes to the wording of the issues proposed for inclusion on the agenda of the extraordinary General Participants’ Meeting, nor to change the proposed form for conducting the extraordinary General Participants’ Meeting. Together with the issues proposed for inclusion on the agenda of an extraordinary General Participants’ Meeting by the initiators of its convocation, the Board of Directors shall be entitled to include additional issues on it and propose additional candidates for election to the Board of Directors.

14.20.	Should a resolution be passed to conduct an extraordinary General Participants’ Meeting, it must be conducted no later than forty-five (45) days after the receipt of the request to conduct it.

14.21.	If a resolution to conduct the extraordinary General Participants’ Meeting has not been passed within five (5) days after the receipt of the request or a resolution to refuse to conduct it has been passed, then the extraordinary General Participants’ Meeting of the Company may be convened by the persons requesting its conduct using the procedures provided for by the charter. In this case, the General Director is required to provide a list of Company participants and addresses to the persons requesting that an extraordinary General Participants’ Meeting be conducted.

14.22.	The Board of Directors is required to pass a resolution on conducting an extraordinary General Participants’ Meeting within five (5) days after the Company receives:
14.22.1.	an application from a Company participant on making an additional contribution to the charter capital;

14.22.2.	an application of a third party to join the Company and make a contribution to the charter capital;

14.22.3.	request from the creditors of a Company participant regarding the levy of execution on a participation interest or a portion thereof in the Company’s charter capital.
Such an extraordinary General Participants’ Meeting must be conducted no later than forty-five (45) days after receiving the relevant application or notice.

14.23.	The minutes of the General Participants’ Meeting shall be signed by the chairman of the meeting and the secretary of the meeting. The minutes of the General Participants’ Meeting shall be prepared in Russian and accompanied with their translation into English.
15. BOARD OF DIRECTORS
15.1.	The Board of Directors shall carry out the general management of the Company’s activity, except for deciding the questions referred by federal laws and the Company charter to the competence of the General Participants’ Meeting.

15.2.	The following issues shall be referred to the exclusive competence of the Board of Directors:

	ISSUES REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	COMPETENCE OF THE BOARD OF	ADOPT A DECISION ON THE ISSUE
No.	DIRECTORS	PUT TO A VOTE
CALLING AND CONDUCTING GENERAL PARTICIPANTS MEETINGS

15.2.1	Passing resolutions on convening an ordinary (annual) or extraordinary General Participants’ Meeting	The simple majority of the votes of the members of the Board of Directors

15.2.2	Passing resolutions on issues related to the preparation, convening and conduct of a General Participants’ Meeting	The simple majority of the votes of the members of the Board of Directors

15.2.3	Approval of the agenda of the General Participants’ Meeting	The simple majority of the votes of the members of the Board of Directors

RECOMMENDATIONS ON THE LIQUIDATION OR REORGANIZATION

15.2.4	Proposals to the General Participants’ Meeting concerning any action with a view of reorganization or liquidation of the Company	Unanimously by all members of the Board of Directors

BUDGETING AND CONTROL OVER THE FINANCIAL AND BUSINESS ACTIVITY OF THE COMPANY

15.2.5	Approval of the annual budget of the Company.	The simple majority of the votes of the members of the Board of Directors

15.2.6	Approval of the 5-year business plan of the Company containing the investment use of proceeds budget (“Business Plan”) in respect of the expenditure of funds received from Rusnano as a charter capital contribution and further amendments to the investment use of proceeds budget as outlined in the Business Plan by more than 25% of the pre-determined limit of expenditure of investment funds among any of the expenditure categories.	Unanimously by all members of the Board of Directors

APPROVAL OF INTERNAL COMPANY DOCUMENTS AND PROCEDURES

15.2.7	Determination of the list of additional documents which must be kept by the Company	The simple majority of the votes of the members of the Board of Directors

15.2.8	Approval of the regulation on bonuses	The simple majority of the votes of the members of the Board of Directors

	ISSUES REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	COMPETENCE OF THE BOARD OF	ADOPT A DECISION ON THE ISSUE
No.	DIRECTORS	PUT TO A VOTE
15.2.9	Approval of the internal Company procedures for risk management, analysis of the effectiveness of such procedures and providing for compliance with them	The simple majority of the votes of the members of the Board of Directors

15.2.10	Approval of the regulations for the monitoring of the investment proceeds from Rusnano and amendments thereto.	Unanimously by all members of the Board of Directors

APPROVAL OF PARTICULAR TYPES OF TRANSACTIONS

For the purpose of this clause 15.2 of the charter upon the calculation of a currency equivalent of a certain threshold sum the official currency exchange rates of the Central Bank of the Russian Federation shall be used as established by the latter as of the date immediately preceding the date of the relevant meeting (absentee-voting) of the Board of Directors.

15.2.11	Passing resolutions on incurring any debt obligations by the Company, including, inter alia, through the issuance of notes, in excess of US$3 million or its equivalent in any other currency individually and US$5 million or its equivalent in any other currency in the aggregate in any fiscal year (increasing to US$10 million or its equivalent in any other currency starting from FY 2014), other than by way of issuance of bonds and other equity securities pertaining to the competence of the General Participants’ Meeting.	Unanimously by all members of the Board of Directors

15.2.12	Passing resolutions on the issuance by the Company of general indemnities and guarantees (other than product performance guarantees in the ordinary course) over US$1 million or its equivalent in any other currency individually and US$2 million or its equivalent in any other currency in the aggregate in any fiscal year	Unanimously by all members of the Board of Directors

15.2.13	Approval of transactions related to real estate if such transactions are not contemplated by the original Business Plan and are in excess of US$2 million or its equivalent in any other currency per real estate object or more than US$10 million or its equivalent in any other currency in the aggregate in any fiscal year (increasing to US$20 million or its equivalent in any other currency from FY 2014)	The qualified majority of votes of members of the Board of Directors

	ISSUES REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	COMPETENCE OF THE BOARD OF	ADOPT A DECISION ON THE ISSUE
No.	DIRECTORS	PUT TO A VOTE
15.2.14	Approval of transactions related to capital equipment purchases by the Company outside the original Business Plan of the Company in excess of US$1 million or its equivalent in any other currency per piece of equipment or more than US$10 million or its equivalent in any other currency in the aggregate in any fiscal year (increasing to US$20 million or its equivalent in any other currency FY 2014)	The qualified majority of votes of members of the Board of Directors

15.2.15	Approval of agreements or any other transactions with third parties for any services (other than selling of goods produced by the Company) for the amount more than US$2 million or its equivalent in any other currency individually unless approved in the Business Plan	The qualified majority of votes of members of the Board of Directors

15.2.16	Transactions related to the modification or termination of contracts relating to acquisitions or transfer of rights to intellectual property from or to IPG or IPG Photonics	Unanimously by all members of the Board of Directors

15.2.17	Approval of granting by the Company of loans or guarantees to IPG or affiliates of the Company	Unanimously by all members of the Board of Directors

15.2.18	Approval of granting of loans by the Company for the amount over US$500,000 or its equivalent in any other currency in the aggregate to any of the top five most highly compensated employees of the Company	Unanimously by all members of the Board of Directors

15.2.19	Approval of major transactions involving the acquisition or disposal, or possible disposal of any assets by the Company valued between 25%-50% of the Company’s book asset value as of the last reporting period	The qualified majority of votes of members of the Board of Directors

15.2.20	Approval of conclusion, modification and termination by the Company of bank account agreements with the following bank(s): Closed Joint Stock Company “Bank Intesa” and approval of terms and conditions of such agreements	Unanimously by all members of the Board of Directors

	ISSUES REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	COMPETENCE OF THE BOARD OF	ADOPT A DECISION ON THE ISSUE
No.	DIRECTORS	PUT TO A VOTE
15.2.21	Passing a resolution on the Company approving an interested-party transaction in those cases provided for by the LLC Law	A majority of the total number of votes of members of the Board of Directors who are not interested in the execution of the transaction

Should the number of non-interested directors be less than the quorum required for the conduct of a Board meeting as determined by this charter, a resolution on this issue may be passed by all non-interested directors and the presence of a quorum shall not be required upon such voting.

15.2.22	Approval of transactions for providing Company property which has a book value of an amount more than US$2 million or its equivalent in any other currency as of the last reporting period under lease or other term or unlimited usage unless the relevant transaction(s) require(s) approval in accordance with clause 15.2.13 or any other clause(s) of this charter	The simple majority of the votes of the members of the Board of Directors

15.2.23	Approval of transactions during the course of regular business activity which have a payment amount of more than US$1 million or its equivalent in any other currency	The simple majority of the votes of the members of the Board of Directors

15.2.24	Adopting resolutions on executing transactions related to the acquisition, alienation or possible alienation of shares (stocks, participation interests in the charter capital or share capital) of other commercial organizations, unless the relevant transaction(s) require(s) approval in accordance with clause 15.2.25 of this charter	The simple majority of the votes of the members of the Board of Directors

15.2.25	Adopting resolutions on the execution of transactions related to the acquisition, alienation or possible alienation of shares (stocks, participation interests in the charter capital or share capital) of other commercial organizations in excess of US$10 million or its equivalent in any other currency per a transaction and US$20 million or its equivalent in any other currency in the aggregate in any fiscal year	The qualified majority of votes of members of the Board of Directors

	ISSUES REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	COMPETENCE OF THE BOARD OF	ADOPT A DECISION ON THE ISSUE
No.	DIRECTORS	PUT TO A VOTE
15.2.26 1	Adopting a resolution on the Company concluding simple partnership agreements	The simple majority of the votes of the members of the Board of Directors

FORMATION OF THE COMPANY SOLE EXECUTIVE BODY

15.2.27	Formation of the Company sole executive body	The simple majority of the votes of the members of the Board of Directors

15.2.28	Early termination of the authority of the person carrying out the function of the Company sole executive body	The simple majority of the votes of the members of the Board of Directors

15.2.29	Passing a resolution on the transfer of the authorities of the Company sole executive body to a manager, approval of such manager and the terms and conditions of the agreement with it	The simple majority of the votes of the members of the Board of Directors

15.2.30	To include the persons proposed by the shareholders or the board of directors of the Company in the course of insolvency, bankruptcy or liquidation or similar proceedings to i) appointments of the Company’s General Director, Chief Financial Officer or Chief Technical Officer, with no more than 3 vetoes by each participants on each nomination and ii) appointment of the Company’s external auditor outside of a “Big 4 accounting firm”. Big 4 accounting firm to be defined as either: KPMG, PricewaterhouseCoopers, Ernst & Young or Deloitte Touche.	Unanimously by all members of the Board of Directors

REGULATION OF LABOR RELATIONS WITH THE PERSON CARRYING OUT THE FUNCTION OF THE HEAD OF THE ORGANIZATION

15.2.31	Approval of the terms of the agreement with the person carrying out the function of the Company sole executive body, including the terms of remuneration and other payments and compensations, making amendments and supplements to this agreement as well as termination of the agreement, including early termination	The simple majority of the votes of the members of the Board of Directors

	ISSUES REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	COMPETENCE OF THE BOARD OF	ADOPT A DECISION ON THE ISSUE
No.	DIRECTORS	PUT TO A VOTE
15.2.32	Provision of consent for the person carrying out the functions of the Company sole executive body to also occupy positions in the governing bodies of other organizations	The simple majority of the votes of the members of the Board of Directors

15.2.33	Passing resolutions on material incentives for the General Director, imposing disciplinary liability on the General Director	The simple majority of the votes of the members of the Board of Directors

PERSONNEL POLICY

15.2.34	Approval of base compensation and salary for top five (5) most highly compensated employees of the Company	The qualified majority of votes of members of the Board of Directors

15.2.35	Approval of the candidacies for the position of deputy General Director, Financial Director, chief accountant, treasurer, and controller; approval of the agreements with the aforementioned persons, including the terms for remuneration and other payments and compensations, making amendments and supplements to these agreements	The simple majority of the votes of the members of the Board of Directors

15.2.36	Establishment of branches and representative offices of the Company, appointment of the heads of branches and representative offices and termination of their authorities; approving agreements with the heads of branches and representative offices, making amendments and supplements to them	The simple majority of the votes of the members of the Board of Directors

QUESTIONS RELATED TO THE POSSESSION AND ALIENATION OF SHARES, PARTICIPATION INTERESTS IN CHARTER CAPITAL AND STOCKS OF OTHER COMMERCIAL ORGANIZATIONS

15.2.37	Passing a resolution on the use of the rights provided by the shares (stocks, participation shares in the charter capital or share capital) of other commercial organizations, including:	The simple majority of the votes of the members of the Board of Directors

• passing resolutions on agenda questions of the general meetings of commercial organizations which the Company is a participant in;

• appointing persons to represent the Company at the general meetings of commercial organizations which the Company is a participant in, issuing them voting instructions;

	ISSUES REFERRED TO THE	NUMBER OF VOTES REQUIRED TO
Item	COMPETENCE OF THE BOARD OF	ADOPT A DECISION ON THE ISSUE
No.	DIRECTORS	PUT TO A VOTE
• nominating candidates for the executive bodies as well as candidates for the other governing bodies of organizations which the Company is a participant in

15.2.38	Passing a resolution on encumbering the shares, participation interests in the charter capital, and stocks of other legal entities belonging to the Company in excess of US$2 million or its equivalent in any other currency per a transaction and US$10 million or its equivalent in any other currency in the aggregate in any fiscal year	The qualified majority of the votes of the members of the Board of Directors

PROCUREMENT OF THE ACTIVITY OF COMPANY BODIES

15.2.39	Election of the chairman of the Board of Directors and early termination of his/her authorities	The simple majority of the votes of the members of the Board of Directors

15.2.40	Approval/appointment of the corporate secretary the Company and/or secretary of the Board of Directors	The simple majority of the votes of the members of the Board of Directors

15.2.41	Approval of the agreement with the corporate secretary and/or secretary of the Board of Directors, making amendments and supplements to it	The simple majority of the votes of the members of the Board of Directors

Unless otherwise is required by law, resolutions on all other matters shall be passed by the simple majority of the votes of the members of the Board of Directors
15.3.	Members of the Board of Directors shall be elected by the General Participants’ Meeting for the period until the next ordinary (annual) General Participants’ Meeting. A resolution of the General Participants’ Meeting for the early termination of the authorities of the Board of Directors may be passed only regarding all the members of the Board of Directors. A member of the Board of Directors does not need to be a Company participant. Only an individual may be a member of the Board of Directors.

15.4.	The Board of Directors shall consist of from four (4) to five (5) members as determined by a resolution of the General Participants’ Meeting.

15.5.	The Board of Directors shall be elected by the General Participants’ Meeting by cumulative voting. Upon cumulative voting the number of votes held by each Company participant shall be multiplied by the number of persons to be elected to the Board of Directors, and the Company participant shall be entitled to cast all its votes so received for one candidate or to distribute them among two or more candidates. The candidates who have received the majority of votes shall be considered to have been elected.

15.6.	Upon the cumulative voting the total number of votes held by all Company participants at the General Participants’ Meeting shall amount to one thousand (1,000) votes. In this case Rusnano shall at all times as long as it holds at least a 10.01% participation interest in the charter capital of the Company have at the General Participants’ Meeting two hundred and fifty (250) votes (if the General Participants’ Meeting decides that the Board of Directors should consist of four (4) members) or two hundred (200) votes (if the General Participants’ Meeting decides that the Board of Directors should consist of five (5) members). The remaining votes shall be distributed among other Company participants pro rata to the sizes of their respective participation interests in the charter capital of the Company.

15.7.	The chairman of the Board of Directors shall be elected by the Board of Directors from among its members. The chairman of the Board of Directors shall lead the work of the Board of Directors, and convene and preside over its meetings, prescribe procedures for their conduct, and cause minutes of such meetings to be kept. The chairman of the Board of Directors shall have one vote same as the other members of the Board of Directors of the Company and shall not have a golden (deciding) vote.
15.8.	A resolution of the Board of Directors may be passed (i) at a meeting of the Board of Directors; or (ii) by virtue of absentee voting. A resolution of the Board of Directors may be passed by a unanimous written resolution of all the members of the Board of Directors. The procedures for convening and conducting a meeting of the Board of Directors as well as the procedures for passing resolutions of the Board of Directors shall be envisaged by the Company’s internal documents.

15.9.	For the purpose of this charter where a resolution of the Board of Directors is to be passed by a qualified majority of votes of members of the Board of Directors, this shall require:
15.9.1.	in case the Board of Directors consists of four members – vote of all four members of the Board of Directors;

15.9.2.	in case the Board of Directors consists of five members – vote of at least four members of the Board of Directors
15.10.	For the purpose of this charter where a resolution of the Board of Directors is to be passed by a simple majority of votes of members of the Board of Directors, this shall require vote of at least three members of the Board of Directors, irrespective of whether the Board of Directors comprises 4 or 5 members.

15.11.	In the event that there are items on the agenda requiring different majority and not a simple majority of the votes of the members of the Board of Directors pursuant to this Charter, the absence of the members of the Board of Directors constituting the relevant majority shall not affect the ability of the other members of the Board of Directors to pass resolutions on the items on the agenda of the meeting for which the required number of the members of the Board of Directors is in presence on the meeting.

15.12.	A quorum for conducting a meeting of the Board of Directors shall be the presence of any three (3) or more members of the Board of Directors or of their written opinions. When defining the quorum and the voting results on issues on the agenda using the procedures provided for by this charter and the regulation on the Board of Directors, the written opinion of a member of the Board of Directors who was absent at the meeting of the Board of Directors received within the term established in the relevant Board of the Directors meeting notice (which in any case may not be less than 20 (twenty) calendar days, unless waived in writing) shall be counted. The presence of quorum specified in this clause 15.12 of the Charter at a meeting of the Board of Directors shall not change the required vote for matters for which a qualified vote of a majority of the members of the Board of Directors is necessary under this Charter.

15.13.	Upon passing resolutions by the Board of Directors each member of the Board of Directors shall have one (1) vote. It is not allowed to transfer the voting rights of a member of the Board of Directors to another person, including another member of the Board of Directors.

15.14.	The number of votes required for passing resolutions by the Board of Directors both at its meetings and by absentee voting is stipulated in clause 15.2 of this charter.

15.15.	The Board of Directors shall keep minutes of its meetings. Minutes shall also be prepared upon passing resolutions by the Board of Directors by absentee voting. All minutes shall be prepared in Russian and accompanied by their translation into English.

15.16.	The other terms and conditions regulating the activity of the Board of Directors, including the procedures and terms for the payment of remuneration and/or compensation for the expenses of the members of the Board of Directors shall be determined by the Company’s internal documents.
16. GENERAL DIRECTOR
16.1.	Management of the Company’s day-to-day activity is carried out by the Company’s sole executive body — the General Director.

16.2.	The procedures for the activity of the General Director shall be established by this charter, the Company’s internal document — the regulation on the General Director and the agreement concluded between the Company and the General Director.

16.3.	The General Director shall be elected by the Board of Directors for a term of (two) 2 years. The agreement between the Company and the General Director shall be signed on behalf of the Company by the chairman of the Board of Directors or a person authorized by a resolution of the Board of Directors.

16.4.	The General Director shall act on behalf of the Company without a power of attorney, including:
16.4.1.	representing the Company’s interests both in the Russian Federation and outside the territory of the Russian Federation;

16.4.2.	executing transactions on behalf of the Company and managing the Company’s assets in order to provide for the ongoing operations of the Company within the limits established by the LLC Law, this charter and the Company’s internal documents;

16.4.3.	issuing powers of attorney on behalf of the Company, including powers of attorney with the right of delegation;

16.4.4.	issuing orders and giving instructions which are mandatory for all Company’s employees; concluding and terminating labor agreements with the employees of the Company, providing incentives and applying sanctions to employees;

16.4.5.	nominating candidates for the position of Company corporate secretary;

16.4.6.	organizing the Company’s bookkeeping and reporting;

16.4.7.	exercising other powers not referred by the LLC Law or this charter to the competence of the General Participants’ Meeting or the Board of Directors.
16.5.	The Company shall have the right to transfer the exercise of the authorities of the General Director to a management company or a manager under an agreement. The transfer of the authorities and the approval of such a management company (manager) as well as the terms of the agreement with it shall be approved by a resolution of the Board of Directors. The signing of an agreement on the transfer of the functions of the General Director to a management company (manager) shall be carried out using the procedures provided for in clause 16.3 of the charter.
17. EXTERNAL AUDITS
17.1.	In order to inspect and confirm the correctness of the annual reports and the Company balance sheets, as well as to inspect the condition of the Company’s current affairs, the Company shall be entitled, and in those cases provided for by the applicable legislation shall be obliged, upon a resolution of the General Participants’ Meeting to engage a professional external auditor who is not connected by property interests to the Company, members of the Board of Directors, the General Director and Company participants.

17.2.	At the request of any Company participant an audit may be performed by a professional external auditor selected by such Company participant that meets the requirements provided for by clause 17.1 above. Should such an inspection be performed, payment for the external auditor’s services shall be at the expense of the Company participant at which request it was performed. The expenses of a Company participant associated with the payment for the external auditor’s services may be reimbursed to it upon a resolution of the General Participants’ Meeting using the Company’s funds.
18. COMPANY FUNDS
18.1.	The Company may establish a reserve fund and/or any other funds at the decision of the General Participant’s Meeting.
19. LIST OF COMPANY PARTICIPANTS
19.1.	The Company shall maintain a list of Company participants specifying the information on each Company participant, the size of its participation interest in the Company’s charter capital and payment for it, as well as on the size of the participation interests which belong to the Company, the dates that they were transferred to the Company or acquired by the Company.

19.2.	The General Director shall ensure that the information contained in the list of Company participants corresponds to the information contained in the Unified State Register of Legal Entities and to the notarized transactions on the transfer of participation interests in the Company’s charter capital which the Company is aware of.

19.3.	Each Company participant shall be required to inform the Company in a timely manner regarding changes in the information on its name (firm name), residential address (registered address), and on the information on the participation interests in the Company’s charter capital held by such Company participant. Should a Company participant not provide information on changes in the information regarding it, the Company shall not be liable for the associated losses.

19.4.	The Company and Company participants failing to notify the Company regarding changes in the relevant information shall not be entitled to refer to the discrepancy between the information indicated in the list of Company participants and the information contained in the United State Register of Legal Entities in their relations with third parties who have acted only taking into account the information indicated in the list of Company participants.

19.5.	Should any disputes arise regarding discrepancies between the information indicated in the list of Company participants and the information contained in the United State Register of Legal Entities, then the right to a participation interest or a portion thereof in the Company’s charter capital shall be established on the basis of the information contained in the United State Register of Legal Entities.

19.6.	Should any disputes arise regarding the inaccuracy of the information on ownership of the rights to a participation interest or a portion thereof contained in the United State Register of Legal Entities, the rights to the participation interest or the portion thereof shall be established on the basis of the agreement or other document which confirms the occurrence of a Company participant’s right to the participation interest or the portion thereof.
20. STORAGE OF COMPANY DOCUMENTS. INFORMATION ON THE COMPANY
20.1.	The Company shall keep the following documents:
20.1.1.	the Company charter, as well as registered amendments to (restated versions of) the Company charter;

20.1.2.	the minutes of the founders’ meeting containing the resolution on establishing the Company/resolution of the sole founder on the Company’s establishment] and other decisions and documents related to the Company’s establishment;

20.1.3.	the document confirming the state registration of the Company;

20.1.4.	the documents confirming the Company’s rights to property (including to real estate and intellectual property) which have been recorded on its balance sheet;

20.1.5.	the agreements concluded by the Company in the course of its business activity, including but not limited to: loan agreements, credit agreements, agreements on providing any security for obligations, both of the Company itself as well as of third parties;

20.1.6.	the Company’s internal documents;

20.1.7.	the regulations of the Company’s branches and representative offices;

20.1.8.	the documents related to the issuance of the Company’s bonds and other issuable securities;

20.1.9.	minutes of the General Participants’ Meeting and the Board of Directors;

20.1.10.	orders and directives of the General Director;

20.1.11.	lists of the Company’s affiliates;

20.1.12.	reports of the external auditor, state and municipal financial supervision authorities;

20.1.13.	written notices on the completed assignment of a participation interest (a portion thereof) in the Company’s charter capital;

20.1.14.	other documents stipulated by federal laws and other legislative acts of the Russian Federation, this charter, the internal documents of the Company, resolutions of the General Participants’ Meeting, the Board of Directors and the General Director.
20.2.	The Company shall not be required to publish reports on its activity, except for the cases provided for by federal law.

20.3.	The Company shall store the documents provided for by this section of the charter at the location of its executive body.
21. REORGANIZATION AND LIQUIDATION OF THE COMPANY
21.1.	The Company may be voluntarily reorganized under the procedures provided for by the legislation of the Russian Federation.

21.2.	The reorganization of the Company may be carried out in the form of a merger, consolidation, spin-off, split-up or transformation into a business company of another type, a business partnership or a production cooperative.

21.3.	The Company shall be deemed to have been reorganized, excluding cases of reorganization in the form of consolidation, from the moment of state registration of the legal entities established as a result of the reorganization which has been carried out using the procedures and on the conditions established by the legislation of the Russian Federation. When the Company is reorganized by way of consolidating another company into it, the first entity shall be deemed to have been reorganized after an entry on the termination of the consolidated company’s activity has been made in United State Register of Legal Entities.

21.4.	Should the Company be reorganized, after an entry has been made in the United State Register of Legal Entities regarding the launch of reorganization procedures, the Company shall place a notice regarding its reorganization twice with the regularity of one (1) notice per month in the mass media outlets in which data on the state registration of legal entities is published. If two or more companies participate in the reorganization, then the notice on reorganization shall be published on behalf of all the companies participating in the reorganization by the company which was the last to pass a resolution on reorganization or as determined by the merger agreement or the consolidation agreement.

21.5.	The Company may be voluntarily liquidated using the procedures established by the legislation of the Russian Federation. The Company can also be liquidated by court resolution on the grounds provided for by the Civil Code of the Russian Federation.

21.6.	Should the Company be liquidated voluntarily, the General Participants’ Meeting shall pass a resolution on the liquidation of the Company and appoint a liquidation commission. Any and all authorities for managing Company affairs shall be transferred to the liquidation commission from the moment of its appointment. The liquidation commission shall act in court on behalf of the Company to be liquidated.

21.7.	The distribution of the assets of the liquidated Company among the Company participants shall be carried out by the liquidation commission after the completion of settlements with creditors using the procedures and priority provided for by the legislation of the Russian Federation.

21.8.	The liquidation of the Company shall be deemed completed and the Company shall be deemed no longer existent upon the relevant entry is made by the registration authority in the Unified State Register of Legal Entities.

SCHEDULE 11
FORM OF THE LICENSE AGREEMENT

SCHEDULE 12
FORM OF THE Statute of the General meeting

SCHEDULE 13
FORM OF THE STATUTE OF THE GENERAL DIRECTOR